MASTER SOFTWARE LICENSE AND SERVICES AGREEMENT

This MASTER SOFTWARE LICENSE AND SERVICES AGREEMENT (“Agreement”, further defined below) is made and entered into as of the Effective Date set forth below, by and between Amgen Inc. and its subsidiaries (“Company”, further defined below) and STARLIMS Corporation (“Provider”, further defined below).

RECITALS

WHEREAS, Company is engaged in the business of the research, development and commercialization of human therapeutics; and

WHEREAS, Provider is willing to grant certain software licenses and furnish certain services to Company as further described herein; and

NOW, THEREFORE, in consideration of the mutual promises, covenants, conditions and provisions contained in or referenced by this Agreement, the parties hereto have reviewed and accepted all referenced material and any appendices, exhibits or other attachments and agree to be bound by the terms and conditions set forth in this Agreement as follows:

1.	DEFINITIONS

The following defined terms are used in this Agreement and shall have the meanings set forth below. Any terms defined elsewhere in this Agreement shall be given equal weight and importance as though set forth in this Article.

Acceptance Tests. “Acceptance Tests” shall mean the set of tests required by Company to determine whether the Software meets the requirements set forth in the Agreement.

Affiliate. “Affiliate” shall mean any firm, corporation or other entity, however organized, that, directly or indirectly, controls, is controlled by or is under common control with an entity. For purposes of this definition, “control” shall be defined as ownership of a majority of the voting power or other equity interests of the entity under consideration.

Agreement. “Agreement” shall mean this agreement, including the appendices, exhibits and attachments hereto, and any Orders, Change Orders and Modifications issued hereunder.

Appendix. “Appendix” shall mean the appendices attached hereto and incorporated herein by reference, including: (i) the Insurance Appendix; (ii) the Example Order Appendix; and (iii) the Pricing Schedule Appendix.

Applicable Law. “Applicable Law” shall mean (i) any country, federal, state, provincial, commonwealth, cantonal or local government law, statute, rule, requirement, code, regulation, permit, ordinance, authorization or similar such governmental requirement and interpretation and guidance documents of the same by a Governmental Authority as applicable to Provider or this Agreement; and (ii) any of Company’s compliance, safety and security rules, programs and policies as applicable to Provider or this Agreement, and as brought to the attention of the Provider in a reasonably timely manner.

Authorized User. “Authorized User” shall mean (i) any employee, temporary employee or on-site contractor retained by Company or Company’s Affiliate; (ii) any person employed as an auditor or examiner by a public accounting firm or by Governmental Authority who has the legal right or obligation to gather or review information or data or any kind produced by or belonging to Company; and (iii) any person or entity retained by Company to pursue Company’s business endeavors who is bound by a confidential non-disclosure agreement with Company.

Company. “Company” shall mean Amgen Inc. and its subsidiaries for purposes of this Agreement.

Compensation. “Compensation” shall mean all consideration that may be received by Provider for performance of its obligations hereunder, including the Contract Price and Reimbursable Expenses, if any.

Confidential Information. “Confidential Information” shall mean all information, unless specifically identified by Company as non-confidential, regardless of how communicated or stored concerning Company, including without limitation confidential or proprietary information, trade secrets, data, drafts, documents, communications, plans, know-how, negative know-how, formulas, improvements, designs, estimates, calculations, test results, specimens, schematics, drawings, tracings, studies, specifications, surveys, facilities, photographs, documentation, software, equipment, processes, programs, reports, orders, maps, models, agreements, ideas, methods, discoveries, inventions, patents, concepts, research, development, and business and financial information.

Contract Price. “Contract Price” shall mean the dollar amount specified in an Order, which shall be subject to one or more pricing structures as set forth in such Order.

Deliverable. “Deliverable” shall mean all tangible and intangible property, including any intangible equivalent in unwritten or oral form, provided or to be provided by Provider or Provider’s Representatives in performance of its obligations hereunder, whether explicitly required by Company or reasonably inferable from the nature of such obligations.

Drawings. “Drawings” shall mean any graphic and pictorial portions, wherever located and whenever issued, of the Project showing the design, location or dimensions of the Project, including without limitation plans, elevations, sections, details, schedules and diagrams.

Effective Date. “Effective Date” shall mean December 6, 2005.

Governmental Authority.“Governmental Authority” shall mean any and all governmental and regulatory authorities having jurisdiction over the Agreement and any Project associated therewith.

Implied Services. “Implied Services” shall mean any services, functions, tasks or responsibilities not specifically described in the Agreement but which are necessary or required for the proper function or provision of the Services or other obligations of Provider consistent with the purposes hereunder.

Key Personnel. “Key Personnel” shall mean those personnel, approved of in advance and in writing by Company, who shall be instrumental in Provider’s performance of certain of its obligations hereunder.

Modification. “Modification” shall mean a duly executed (i) written amendment to the Agreement or any Order; (ii) Change Order; or (iii) written order for a minor change not requiring a Change Order pursuant to this Agreement.

Order. “Order” shall mean a document executed by Company with content similar to the document attached hereto as Example Order Appendix.

Party.“Party” shall mean either Company or Provider. “Parties” shall mean both Company and Provider.

Project. “Project” shall mean Company’s overall objectives of which Provider’s performance hereunder is a part.

Provider. “Provider” shall mean STARLIMS Corporation, a Florida corporation, having a business address at 4000 Hollywood Blvd., Hollywood, Fla. 33021 U.S.A.

Reimbursable Expenses. “Reimbursable Expenses” shall mean those actual and necessary costs, all without any increase, mark-up, burden, or uplift, that (i) Company may pay Provider in accordance with the terms hereunder; and (ii) Provider reasonably and properly incurs in performing its obligations hereunder.

Representatives. “Representatives” shall mean, with respect to a Party, such Party’s directors, officers, employees, agents and any other persons or entities (excluding the other Party) who contribute to the performance of such Party’s obligations under this Agreement. For purposes hereunder, Provider’s Representatives shall include any and all Subcontractors and such Subcontractors’ directors, officers, employees and agents.

Schedule. “Schedule” shall mean all timing, including without limitation due dates, milestones and deadlines, associated with performance of Provider’s obligations under this Agreement, including without limitation all commitments and requirements regarding the commencement, prosecution and completion of such obligations.

Services. “Services” shall mean (i) all services, tasks, functions and other responsibilities and activities as set forth in this Agreement to be performed in accordance herewith by Provider, Provider’s Representatives, if any, including without limitation the provision of Deliverables, creation of Work Product; and (ii) all Implied Services.

Software. “Software” shall mean the software programs provided hereunder, including without limitation the firmware, object code and media, in machine readable and printed form, and any improvement, addition, modification or new version thereof. Software is a Deliverable. Software shall not include the source code underlying the software programs provided hereunder, which subject is governed by the terms of a separate escrow agreement.

Specifications. “Specifications” shall mean that portion of the Project consisting of the written requirements for materials, equipment, systems, standards and workmanship, wherever located and whenever issued, for the Project.

Standard of Care. “Standard of Care” shall mean (i) meeting the highest professional standard of diligence, care, timeliness, trust, dependability, safety, efficiency, economy and skill exercised by members of Provider’s profession in the United States with expertise in providing comparable multinational pharmaceutical companies with first class services or goods substantially similar in size, scope, cost and complexity to those to be provided hereunder; (ii) exercising such professional standard by appropriate action or inaction during the Term; and (iii) complying with all Applicable Laws.

Subcontractor. “Subcontractor” shall mean a person or entity, other than a wholly-owned subsidiary of Provider, that has been retained to perform all or a portion of Provider’s obligations hereunder.

Term. “Term” shall mean the period of time during which this Agreement is in effect in accordance herewith.

Work Product. “Work Product” shall mean all tangible material, or its intangible equivalent in unwritten or oral form, created directly or indirectly in connection with or arising out of the Services and any of Provider’s obligations hereunder, including without limitation all patent, copyright, trademark, trade secret and other proprietary rights. Work Product shall include without limitation all of the following, whether finished or unfinished: drafts, documents, writings, communications, plans, data, estimates, calculations, test results, specimens, schematics, drawings, tracings, studies, specifications, surveys, photographs, software programs, programs, reports, orders, maps, models, agreements and all derivative works thereof, ideas, concepts, discoveries, inventions, patents, know-how, negative know-how and improvements. All Work Product shall be a Deliverable hereunder. Notwithstanding the above, Work Product shall not mean, and shall exclude, the Software.

2.	LICENSED SOFTWARE

2.1 Engagement. Company shall obtain such license to Software from Provider as listed in the Software Description Appendix attached hereto. The supply of such Software shall be governed by, and Provider agrees to grant to Company licenses to use such Software in accordance with, the terms and conditions of this Agreement and an applicable Order.

2.2 Grant of Licenses. Provider hereby grants to Company, with respect to Software obtained hereunder by Company, a worldwide, non-exclusive, nontransferable (with the express exception as set forth hereunder), perpetual license (each such license being referred to herein as a “License”) to do the following:

(i)

To use such Software for Company’s business purposes, without limitation on the number, size, or type of servers, workstations, barcodes printers, or instruments interfaced, but limited to such number of concurrent users and such designated locations as specified in Software Description Appendix(es) attached hereto.

(ii)

To make copies of such Software for backup, archival, and disaster recovery purposes and use such copies for those purposes. To the extent Provider’s proprietary or copyright notice has been provided to Company by Provider in writing, Company shall reproduce and include such notice on such copies of the Software. If such proprietary notice appears in machine-readable form, Company shall make reasonable efforts to reproduce such notice in such form.

(iii)

To merge or interface any machine readable form of the Software licensed hereunder with any other software to form an enhanced, improved, updated or otherwise modified software program (each such modified software program, a “Company Enhancement”). Provider shall have no rights to any Company Enhancement, including without limitation the rights to use or receive any such Company Enhancement. However, all Software included in any such Company Enhancement shall remain subject to the terms and conditions hereof.

(iv)

To use and modify the Software to generate, develop or compose software programs which do not include or contain any part of the Software licensed hereunder (each, a “Generated Program”), and to use, copy, modify, perform, transmit, access, sell, license, distribute and otherwise exploit such Generated Programs and to license others to do any of the foregoing. Company shall own all such Generated Programs and shall have no liability or obligation to Provider relative to the composition, use, sale or other disposition of such Generated Programs.

2.3 Transfer of Licenses. Each License granted hereunder is transferable and assignable by Company, following prior written notice to the Provider, (i) to an Affiliate of Company; or (ii) incident to a sale, transfer or other disposition by Company of all or substantially all of the assets of that component of Company’s business or business organization having the benefit of this License. Such transfer shall be valid hereunder only to the extent that the transferee makes use of the Software in a location substantially similar to that used by the Company for the purposes described hereunder (i.e. in size, number of users, etc.). Additionally, no such transfer shall have effect hereunder prior to the Company’s having provided the Provider with a written undertaking of such transferee to become bound by the terms and provisions of this Agreement, mutatis mutandis.

2.4 Ownership of Software. Nothing contained herein shall transfer from Provider or Provider’s Representatives to Company rights of ownership or title (including without limitation applicable patent, copyright and trade secret rights) to Software licensed to Company hereunder.

2.5 Upgrades and Support. In addition to any other obligations of Provider hereunder, at all times during the warranty period for the Software, Provider shall supply to Company at no additional cost:

(i)	All additions, upgrades or modifications to such Software;
(ii)

Off-site telephone support, in the form of consultations, assistance and advice on the use and maintenance of such Software, all of which shall be provided to Company no later than four hours after each of Company’s requests. Such telephone support shall be available to Company at a minimum from Monday through Saturday, 8 a.m. to 6 p.m., Pacific Standard Time, unless otherwise specified in any Order; and

(iii)

To the extent such problems in the Software are not corrected promptly through off-site telephone support, Provider shall provide on-site service on a date(s) specified by Company, provided that such schedule accords with that detailed in the relevant Order.

3.	SERVICES

3.1 Engagement. Company may retain Provider to perform the Services and, when so retained, the performance of such Services shall be governed by, and Provider agrees to perform such Services in accordance with, the terms and conditions of this Agreement and an applicable Order.

3.2 Scope. When so retained, Provider shall furnish and be responsible and liable for all that is necessary or required for its performance of the Services, including without limitation all supervision, administration, coordination, labor, inspection, testing and other services, equipment, materials, supplies and other goods, means, methods, techniques, sequences, licenses, permits, approvals and documents. Provider shall establish, implement and enforce quality assurance programs and procedures commensurate with the Services to be provided hereunder. Provider shall identify those Provider’s Representatives responsible for and authorized to act as Provider’s agent with respect to such quality assurance programs and procedures and such Provider’s Representatives shall be considered Key Personnel hereunder. Company shall have the right to review and audit Provider’s quality assurance programs and procedures.

3.3 Standard of Care. Provider shall meet the Standard of Care in the performance of its obligations hereunder.

3.4 Approvals and Permits. Provider shall assist and support Company in determining the need for and making all necessary applications, presentations, petitions, requests or progress reports and providing all necessary information and attending meetings in connection therewith for any approvals, permissions, licenses or permits from Governmental Authorities and approvals by Company’s insurance carriers (“Insurers”) which are necessary for Project completion (“Approvals and Permits”). Provider shall promptly notify Company, in writing, of any delay in the processing of Approvals and Permits by Governmental Authorities or Insurers. Provider shall review information received from Governmental Authorities and Insurers and shall recommend to Company an appropriate response or course of action based on such information. Provider shall alert Company to any comments, requests, questions or guidance from Governmental Authorities or Insurers that it deems in its professional judgment are unusual.

3.5 Meetings. To the extent Provider is required to hold meetings in conjunction with performance of the Services, Provider shall keep written minutes of all such meetings (“Meeting Minutes”). Approvals and decisions made by Company shall be clearly identified in the Meeting Minutes. Within five days of any such meeting, Provider shall submit the Meeting Minutes for such meeting to Company for review, comment and approval. No approval or decision by Company reflected in such Meeting Minutes shall be binding unless Company has approved such Meeting Minutes. In the absence of any comment or question from the Company, such Meeting Minutes shall be deemed approved within two weeks following receipt by the Company thereof. Notwithstanding the foregoing, Company’s approval of Meeting Minutes shall not be deemed a Modification without being acknowledged and executed as such by the Company.

4.	DELIVERABLES

4.1 Deliverables. In the performance of its obligations hereunder, Provider shall furnish to Company the Deliverables set forth in this Agreement, including without limitation any Deliverables set forth in any Order. Unless otherwise specified, all Deliverables that use units of measurement shall use standard English units, and all Deliverables shall be written in the English language. Originals and copies of Deliverables shall be of the highest quality, legible, clear, full form and readable. Deliverables shall be marked and organized as set forth in each Order.

4.2 Ownership of Work Product. All Work Product, together with any and all intellectual property rights underlying such Work Product, including without limitation all copyright, patent, trademark and trade secret interests, shall be the property of Company whether the Services to be performed are completed or not. Work Product shall constitute a “work made for hire” for Company, as that phrase is defined in Section 101 and 201 of the Copyright Act of 1976 (Title 17, United States Code), including without limitation a work specially commissioned by Company. If and to the extent Provider retains any interest in the Work Product (in whole or in part), Provider hereby grants, assigns and transfers to Company all right, title and interest in and to such Work Product, and all intellectual property rights therein, including without limitation all patent, copyright, trademark, trade secret and other proprietary rights, the right to make and distribute derivative works thereof and the right to all claims for past infringement thereof, and the right to make any modifications, adjustments or additions thereto. Provider hereby expressly waives any droit moral or similar rights to object to any such modifications, adjustments or additions.

Provider shall ensure that, at no cost to Company, all of Provider’s Representatives that contribute to any Work Product have agreed in advance in writing that such contributions constitute a “work made for hire” for Company or Provider, that any interests in such contributions are assigned to Company or Provider, and that they waive any droit moral or similar rights to object to modifications, adjustments or additions to their contributions. If any agreements with any of Provider’s Representatives provide such rights to Provider rather than to Company, Company shall acquire all such rights in such Representatives’ contributions by operation of this Ownership of Work Product provision.

4.3 Use of Work Product. Company and Company’s Representatives may use Work Product, in whole, in part or in modified form, for any purpose without restriction and without further compensation to Provider. Provider or Provider’s Representatives shall not use Work Product for any purposes other than fulfilling Provider’s obligations hereunder without Company’s prior written consent. Submission or distribution of Work Product to meet the requirements of a Governmental Authority or Applicable Laws, or for other purposes in connection with any Project or as requested by Company, is not to be construed as publication in derogation of Company’s rights as set forth in this Agreement or as provided by law.

4.4 Transfer of Work Product. All Work Product and any reproductions thereof shall be surrendered to Company by Provider immediately upon (i) completion of the related portions of Services, or (ii) termination of this Agreement; or within five (5) business days of Company’s written request. Provider shall not retain a copy of any Work Product for any purposes, including without limitation an archive or portfolio, without Company’s prior written consent. Provider shall make all necessary disclosures, execute, acknowledge and deliver all instruments and perform all acts necessary or desired by Company to effectuate the provisions of this Article. In the event Company, after reasonable effort, is unable to obtain a signature of Provider or any of Provider’s Representatives on any document or instrument necessary or desirable to apply for protection of, or to enforce any action with respect to, any patent, copyright, trademark, trade secret or other intellectual property right in or to Work Product, Provider hereby irrevocably designates and appoints Company and its duly authorized officers and agents as Provider’s agent and attorney-in-fact, whose power is expressly coupled with an interest, (i) to act for and on behalf of Provider; (ii) to execute such documents and instruments; and (iii) to take all lawfully permitted actions to protect Company’s interests in any intellectual property right with the same legal force and effect as if executed by Provider.

4.5 Review of Deliverables. Concurrent with furnishing the Deliverables (in either draft or final form) to Company, Provider shall provide Company with such information as may be required or necessary and in such degree of detail to allow Company to review and approve such Deliverables on a fully informed basis. Such review and approval of Deliverables by Company shall not relieve Provider of any of its obligations or liabilities hereunder. No Deliverables, the final forms of which have been approved by Company, shall be changed or revised by the Provider without the written consent of Company.

4.6 Packaging Requirements. Deliverables that are shipped by Provider shall be packaged in accordance with standard commercial practices that meet or exceed Applicable Law, including without limitation the Department of Transportation and the International Air Transport Association requirements, at no additional charge to Company. Provider is solely responsible for damages to such Deliverables resulting from defective packaging, improper packing or marking. Company shall pay the reasonable and actual additional expenses resulting from Company’s request for special packaging, handling, routing or shipping, except when special shipping is required to expedite delivery delayed by Provider. Unless instructed otherwise by Company, Provider shall (i) ship Deliverables complete; (ii) ensure that all packages and documents conspicuously bear the Agreement and applicable Order number; and (iii) enclose a packing slip with each shipment and, when more than one package is shipped, identify the package containing the packing slip.

4.7 Inspection and Testing.

(i)

Inspection and Testing by Company. Company shall have the right to inspect and test all Deliverables or portions thereof, and any data pertaining to the fabrication thereof, at reasonable times and places, including without limitation Provider’s and Provider’s Representatives’ facilities. Provider shall promptly furnish samples of Deliverables or portions thereof upon the request of Company.

(ii)

Inspection and Testing by Provider. Provider shall submit to Company, for Company’s review and approval, a schedule of inspection and testing of the Deliverables or portions thereof to be conducted by Provider or Provider’s Representatives. Provider shall include in such schedule all inspections and tests that (i) are required by or reasonably inferable from applicable Drawings and Specifications and (ii) industry practice would suggest as required to ensure the quality or performance of the Deliverables or fitness for their intended use. Provider shall submit such schedule no later than twenty business days prior to commencement of any inspections or testing, or at Company’s request. Company shall have the right to observe any such inspection and testing and review any documentation associated therewith at reasonable times and places, including without limitation Provider’s and Provider’s Representatives’ facilities. For those inspections and tests that Company has indicated it intends to observe, Provider shall notify Company in writing at least 20 business days in advance of the date of any such inspection or test. If such inspection or test date is subsequently changed, Provider shall notify Company in writing no later than 10 business days prior to the originally scheduled date.

(iii)

Costs of Inspection and Testing. Provider shall promptly reimburse Company for all costs incurred by Company resulting from (a) Provider’s late notice or failure to provide notice of an inspection date; or (b) Company’s attendance at re-inspection or re-testing sessions due to Provider’s lack of readiness for inspection or testing. Deliverables or portions thereof not ready for inspection or testing as required by the Agreement to have been so inspected or tested and specifically included in the notice provided to the Company shall promptly be prepared for such inspection or testing at Provider’s expense. If Provider fails to notify Company in accordance herewith of Provider’s inspection or testing of Deliverables which Company had the right to observe, Provider, at its sole expense, shall do whatever is required to be able to repeat such inspection or testing with Company in attendance.

(iv)

Results of Inspection and Testing. Following inspection and testing of the Deliverables or portions thereof, Company may generate a punch list identifying all Deliverables or portions thereof that do not conform to the Agreement which Provider shall be obligated to cure in accordance with the Warranty Corrective Actions provision hereunder.

(v)

Final Inspection. Notwithstanding any prior inspection or payment by Company, all Deliverables shall be subject to final inspection by Company to verify the following conditions: (a) the Deliverables conform to the Agreement; and (b)the Deliverables consistently perform as intended under the Agreement without failure or interruption. The foregoing conditions shall constitute warranted conditions that, to the extent found nonconforming, Provider shall be obligated to cure in accordance with the Warranty Corrective Actions provision hereunder. If any Deliverables are determined by Company to be defective or not in conformance with the Agreement, Company may, at its sole option, accept such Deliverables instead of requiring Provider to cure such defect or nonconformity, in which case the Contract Price shall be adjusted as appropriate and equitable by mutual agreement of the Parties, which agreement shall not be unreasonably withheld. Such adjustment shall be effected whether or not final payment has been made.

(vi)

Final Acceptance. Final acceptance or rejection of the Deliverables shall be made by Company after completion of all inspection and testing of the Deliverables. No inspections or testing conducted by Company, or lack thereof, shall in any way release Provider from any of Provider’s obligations under the Agreement.

5.	SUBCONTRACTORS

5.1 Subcontractors. Company shall have the right to approve or reject the subcontracting of certain aspects of Provider’s performance hereunder at any time during the term. Furthermore, Company shall have the right to request the use by Provider of certain Subcontractors. Such approval request or rejection by Company shall not create any liability for Company to any Subcontractor or privity of contract between Company and any such Subcontractor. Furthermore, such approval, request or rejection shall not relieve Provider of its obligations hereunder or constitute a representation or endorsement by Company that such Subcontractor is qualified or capable to perform. Provider shall not voluntarily substitute or replace any Subcontractor approved or specified by Company if Company objects to such substitution or replacement.

Any performance by a Subcontractor in connection with this Agreement shall be pursuant to an appropriate written agreement between Provider and such Subcontractor and shall contain a provision requiring that such performance be in accordance with the requirements of this Agreement and identify Company as an intended third party beneficiary that may enforce any warranty and similar rights under such agreement. Each subcontract shall require the Subcontractor, at no cost to Company, to correct such Subcontractor’s performance thereunder not meeting the requirements of the Agreement in a manner substantially similar but in no event to a lesser extent than provided in the Warranty Corrective Actions provision hereunder. Any such subcontract agreement, together with such other relevant information as Company may request, shall be submitted to Company prior to commencement of the Subcontractor’s performance. Company shall have the right, at any time, to negotiate and contract directly with any Subcontractor for any goods or services, including without limitation those to be provided hereunder, but excluding any Subcontractor used by Provider. No agreement between Provider and any Subcontractor shall relieve Provider from any of its obligations or liabilities hereunder. Nothing in this Agreement nor any subcontract shall create any contractual relationship, with the exception of the above-mentioned third party beneficiary, between Company and any Subcontractor including without limitation any obligation on Company’s part to pay, or be responsible for the payment of, any sums to any Subcontractor.

Provider shall properly direct and control Subcontractors and inspect Subcontractors’ performance for defects and deficiencies. Provider shall be responsible for (i) all conduct, actions and omissions of Provider’s Representatives; (ii) compliance by each of such Representatives with the requirements of this Agreement to at least the extent that Provider would be responsible if it were performing directly; and (iii) management and coordination of the performance of all such Representatives.

If Company has not approved of Provider’s subcontracting of a portion of the Services but Provider authorizes services to be performed or goods to be provided by a subcontractor in furtherance of Provider’s obligations hereunder, then Provider hereby assumes all risks associated with such subcontracting.

5.2 Affiliates. Provider shall give Company written notice regarding any Subcontractors that are Provider’s Affiliates prior to entering into any agreement with an Affiliate in connection with a Project not otherwise specified in the relevant Order. Any such agreement with an Affiliate of Provider shall be subject to Company’s prior written consent. Any such agreement with an Affiliate shall not exceed market prices, shall limit Affiliate’s profit from such subcontract to a commercially reasonable amount, and shall be considered a Reimbursable Expense hereunder. Company may elect, in its sole and absolute discretion, to cause any such subcontract or supply agreement which Provider proposes to award to an Affiliate to be competitively bid to a minimum of two (2) qualified bidders which are not Provider’s Affiliates.

5.3 Payments to Subcontractors. Provider must promptly pay each Subcontractor, upon the earlier of (i) receipt of payment from Company; or (ii) such time required by Applicable Law, the amount to which such Subcontractor is entitled, reflecting percentages actually retained from payments to Provider on account of such Subcontractor’s performance. Provider must, by appropriate agreement with each Subcontractor, require each Subcontractor to make payments to its sub-subcontractors and suppliers in similar manner. Upon request, Provider shall submit to Company copies of all checks and payments to Provider’s Subcontractors. Should Provider neglect or refuse to cause to be paid promptly any bill or charge legitimately incurred by Provider in support of a Project, Company shall have the right, but not the obligation to, pay such bill or charge directly, and Provider shall immediately reimburse Company for same. If Provider does not so reimburse Company, Company may offset the amount of such bill or charge pursuant to the Offset provision hereunder.

5.4 Notice of Subcontractor Breach. Provider shall provide Company with prompt written notice of all actual or potential disputes with Subcontractors, including, without limitation, breaches, defaults, insolvencies, defects in Subcontractor’s goods or services, and work stoppages. Such notice shall include the reasons and circumstances giving rise to such disputes in such detail so as to enable Company, in its sole discretion, to exercise any of its rights or remedies against such Subcontractor or to require Provider to obtain Company’s prior written approval of any settlement. Notwithstanding the foregoing, neither the provisions of this Section nor the exercise by Company of any of its rights or remedies shall relieve Provider of any of its obligations or liabilities under this Agreement. Failure of Provider to submit notice of any such dispute shall constitute a waiver by Provider of a claim for any adjustment to the Schedule or the Compensation resulting from such dispute; provided, however, the foregoing shall not imply that Provider is entitled to a Change Order or any adjustment to the Compensation or the Schedule as a result of any breach by any Subcontractor.

6.	ORDERS

6.1 Order Required. The execution of this Agreement alone, in the absence of any duly executed Order, shall neither create any obligation of Provider to perform hereunder nor any obligation of Company to give Provider any Compensation. Any actions taken or not taken by Provider in anticipation of execution of this Agreement or any Order are taken at its sole risk and expense. Any estimate or forecast by Company of goods or services that may be furnished by Provider before or during the Term does not constitute a commitment of any kind. Prior to the issuance of any Order by Company, Company may request that Provider submit to Company a written proposal for a proposed project (“Proposal”). Upon receipt of Company’s request for a Proposal, Provider shall provide Company with such Proposal within five (5) business days; provided, however, if Provider reasonably requires additional time to prepare a Proposal, Provider may request Company to agree to an extension of the deadline for the submission of a Proposal.

6.2 Order Placement and Acceptance. Provider will perform Services and provide Software on a project-by-project basis pursuant to Orders issued during the Term. Each Order shall define the Project and establish the specific scope of Services that Provider shall undertake and identify the specific Software that Provider shall supply, as well as any special terms and conditions associated therewith. All Orders issued hereunder shall be subject to the terms and conditions of this Agreement. Provider shall promptly execute and return any Order issued by Company hereunder to evidence Provider’s acceptance of such Order and the terms set forth therein. Without limiting Company’s remedies, Company may withdraw an Order or defer the commencement of performance under such Order and/or the payment of Compensation thereunder, unless and until Provider has executed and delivered an original counterpart of the Order to Company. Notwithstanding anything to the contrary, Provider’s acknowledgment, receipt, or commencement of performance of any obligations under an Order is deemed an acceptance of that Order in accordance with the terms contained in that Order and this Agreement. In the event of a conflict between the terms and conditions set forth in this Agreement and the terms and conditions set forth in any Order, the Agreement shall govern. However, to the extent that such conflict is with respect to the level of quality or performance, the document providing for the highest standard of quality and performance will control and, to the extent that such conflict is with respect to quantity, the document providing for the greatest quantity will control. No other terms, including without limitation any terms or conditions set forth in any document issued by Provider, are effective unless accepted by Company in writing.

6.3 Change Orders. Company may on any Project, at any time, make changes to the Project or Provider’s performance hereunder, in each case as Company deems necessary (“Change Order”). Any such Change Order shall be in writing and signed by Company.

If Provider believes that the change is inequitable as to Compensation or Schedule, Provider must submit within 10 days after receipt of a Change Order a written request to Company providing a detailed explanation of and reasons for any proposed adjustments to Compensation or Schedule, accompanied by adequate supporting documentation. If Company does not receive such a request in accordance with this Article, Provider shall be deemed to have waived its right to make such request. Provider shall meet its obligations under this Agreement while such request is pending and the parties shall work in good faith to agree on the terms and scope of such Change Order.

7.	CONTRACT DOCUMENTS

7.1 Ambiguities, Conflicts or Discrepancies. Anything set forth in the Specifications and not in the Drawings, or in Drawings and not in Specifications, shall be deemed to be set forth in both and shall not be considered a conflict. Upon Provider’s discovery of any ambiguities, conflicts or discrepancies in this Agreement, Provider shall immediately notify Company in writing of such ambiguities, conflicts or discrepancies and in such notification offer recommendations as to how such ambiguities, conflicts or discrepancies may be resolved. Such notice shall provide an analysis of the potential impact, if any, on cost and Schedule of implementing each such recommendation. Provider must obtain Company’s written clarification and direction prior to proceeding with the performance of its obligations hereunder affected by such ambiguities, conflicts or discrepancies. Any of the Provider’s performance hereunder affected by such ambiguities, conflicts or discrepancies that is performed prior to receipt of Company’s written clarification and direction shall be at Provider’s risk. All determinations or clarifications by Company will be final and binding upon Provider unless determined by a court of competent jurisdiction to have been fraudulent, capricious or so grossly erroneous as necessarily to imply bad faith. At all times pending resolution, Provider shall proceed with the performance of its obligations hereunder.

7.2 Audit. Provider shall maintain complete and correct books and records relating to the performance of all of its obligations hereunder and all costs, liabilities and obligations incurred hereunder, including without limitation those relating to the Compensation. All records and accounts relating to financial matters must be in a format consistent with Generally Accepted Accounting Practices. Such books and records shall be maintained for a period of no less than seven years after the termination hereof. Such books and records shall be made available to Company and Company’s Representatives for copy, review, audit and other business purposes at such reasonable times and places during this period. Company’s audit rights shall not include the right to audit the makeup of fixed price costs or fixed rates agreed upon by Company. Notwithstanding anything to the contrary contained herein, all costs associated with such maintenance shall be Provider’s sole expense and shall not be a Reimbursable Expense hereunder. Should Provider fail to maintain such books and records as required hereunder, Provider shall provide its good faith assistance and reimburse Company for its reasonable costs in recreating such books and records. In the event that any audit by Company reveals any overpayment by Company, then Provider shall repay to Company the overpaid amount upon Company’s written demand therefor. Company’s performance of an audit and Provider’s repayment of any overpaid amounts shall not limit any of Company’s rights and remedies with respect to such overpaid amounts or Provider’s performance of its obligations under this Agreement, all of which rights and remedies are reserved by Company. Provider shall cause the provisions of this Article to be incorporated in the provisions of each Subcontractor agreement.

8.	TIME AND SCHEDULE

8.1 Time of Essence. Time is of the essence with respect to all of Provider’s obligations under this Agreement. Provider will review the various Schedule requirements prior to acceptance and execution of this Agreement, any Order, and any Change Order. Execution of this Agreement, any Order, and any Modification shall constitute Provider’s representation and warranty that Provider is fully capable of performing, and will perform, the applicable obligations in accordance with the Schedule set forth in the Agreement

8.2 Commencement. Provider shall commence fulfillment of its obligations under an Order upon the effective date of such Order unless otherwise specified by Company.

8.3 Schedule. Provider shall develop and submit to Company within 10 days of the effective date of an Order a detailed Schedule for that Order based on Company’s requirements and Provider’s obligations thereunder. The Schedule shall indicate the timing of the performance of such obligations, including without limitation commencement, submission of Deliverables, milestones, meeting dates and completion. The Schedule shall include without limitation time for necessary bidding (if any), reviews, revisions, applications to Governmental Authorities, and required approvals. Provider shall not exceed the dates set forth in the Schedule.

8.4 Suspension. Company may, at any time, by written notice to Provider, suspend all or any portion of Provider’s performance hereunder. Upon receipt of such notice, Provider shall do the following, unless the notice requires otherwise:

(i)	Immediately discontinue such performance on the date and to the extent specified in the notice;
(ii)	Incur no further obligations, including without limitation placement of orders or subcontracts for material, services or facilities, with respect to the suspended performance;
(iii)

Promptly make every reasonable effort to obtain suspension or assignment to Company or Company’s designee, upon terms satisfactory to Company, of all obligations, including without limitation orders or subcontracts, to the extent such relate to the performance of such suspended performance;

(iv)	Protect and maintain any materials and supplies utilized in such performance, and any work completed or in progress; and

(v)	Mitigate costs associated with any such suspension.

Within 30 days of the effective date of any suspension by Company, Provider shall submit an itemization of expense and time expended through the effective date of the suspension, together with cost, pricing, or other documents or data required by Company. Suspensions may only be withdrawn by written notice from Company, specifying the effective date and scope of the withdrawal. Provider must immediately resume performance unless otherwise specified in such notice. If Provider believes that an adjustment to the Compensation or the Schedule is justified as a result of the suspension or withdrawal of suspension, such suspension or withdrawal of suspension shall constitute a Change Order and Provider must request such adjustment in accordance with the Change Order provisions hereunder. Except to the extent provided for in any such Change Order, Company shall have no liability to Provider for or arising out of the suspension or withdrawal of suspension, including without limitation damages, lost profits, incidental costs, or penalties. Both parties shall work together in good faith to agree on such Change Orders.

8.5 Acceleration of Performance. Provider shall notify Company immediately upon determining that it may be unable to meet the Schedule, in whole or in part. Additionally, Company may inform Provider that Company has determined, in its reasonable judgment, that Provider may be unable to meet the Schedule, in whole or in part. Within two days of such notice or information, Provider shall submit to Company a proposed action plan to ensure compliance with the Schedule. If Company determines in its reasonable judgment that such action plan will not ensure compliance with the Schedule, Company may direct Provider to take steps reasonably necessary to accelerate its performance. If Provider believes that an adjustment to the Compensation is justified as a result of such acceleration, such acceleration shall constitute a Change Order and Provider must request such adjustment in accordance with the Change Order provisions hereunder. Except to the extent provided for in any such Change Order, Company shall have no liability to Provider for or arising out of the acceleration, including without limitation damages, lost profits, incidental costs, or penalties. If, within a reasonable period as determined by Company, Provider fails (i) to provide an action plan for accelerating and improving performance to meet the Schedule; or (ii) to diligently proceed to accelerate performance in accordance with such action plan, Company may take whatever actions it deems appropriate to meet the Schedule. No actions taken by Company under this Section shall relieve Provider of its obligations under this Agreement, including without limitation meeting the Schedule; for clarification purposes, Provider shall in no way be responsible for actions or omissions of Company or any service provider hired by Company.

8.6 Remedies for Failure to Timely Perform. Provider acknowledges that in the event Provider fails to timely perform under this Agreement, Company will suffer substantial damages, costs and expenses by reason of such failure of performance. Therefore, Provider agrees that Company delay its next relevant milestone payment specified in any Order (any such payment, a “Milestone Payment”) until completion, if any, of the relevant milestone by Provider.

9.	TERM

9.1 Term. This Agreement shall begin on the Effective Date and continue in perpetuity (“Term”).

9.2 Termination. Company shall have the right, at any time, to terminate, with or without cause, this Agreement, in whole or in part, by written notice to Provider specifying the date and extent of termination.

9.3 Remedies Upon Termination for Convenience. In the event of termination for convenience, Provider shall be entitled to Compensation in accordance with the terms of this Agreement up to the date of termination. Such Compensation shall cover: (a) any portion of Services completed but not paid for as of the date of such termination (such amount, in the event the Services were rendered per diem, to be paid in accordance with the daily rate specified in the relevant Order, and in the event the Services were rendered in accordance with milestones, as determined in good faith by the parties hereto), and (b) Software delivered but not-yet-paid-for, without consideration for the schedule of Milestone Payments specified in the Order for such Software. Upon payment of Compensation to which Provider is entitled hereunder, Company shall have no further obligations to Provider under this Agreement or otherwise in connection with such terminated Order or, in the event the entire Agreement is terminated, with respect to this Agreement or any Order placed thereunder. In no event shall Company be liable to Provider for any direct, indirect, special or consequential damages, lost profits, penalties or costs arising out of any termination for convenience.

9.4 Termination for Cause. Company shall have the right to terminate this Agreement, in whole or in part, including any outstanding Order, by written notice to Provider at any time if (i) Provider shall fail to perform any material covenant, warranty or obligation hereunder, after having received notification by Company with respect to such failure, and such failure has not been remedied within 60 days days of receipt of such notification; (ii) Provider’s actions or omissions are counter to the material provisions or intent of this Agreement; (iii) any material representation or other statement of fact by Provider set forth in this Agreement shall prove to have been untrue when made; (iv) upon Company’s reasonable request, Provider fails to furnish Company with assurances reasonably satisfactory to Company evidencing Provider’s ability to complete its obligations hereunder in compliance with all of the material requirements of this Agreement; (v) Provider makes a general assignment for the benefit of its creditors, or a petition in bankruptcy is filed by or against Provider, or a receiver shall be appointed on account of Provider’s insolvency, and (vi) there is a material adverse change in the Provider’s business, financial condition or prospects which in the Company’s reasonable judgment may result in a delay in the performance of Provider’s obligations hereunder, or a reduction in the quality of such performance.

9.5 Remedies Upon Termination for Cause. In the event Company terminates this Agreement or any Order for cause, Provider shall return to Company any payment it received for the Software and Services provided under any terminated Order(s) pro-rated from the effective date of termination. The pro-ration shall be calculated as if the full term was three (3) years. Upon any termination, Company shall destroy the Software together with all copies or modifications in any form. Upon any termination, Company shall no longer be liable for any committed but unused and unpaid Services. In the event of termination for cause, without prejudice to other rights or remedies, Company may complete performance of Provider’s Service obligations hereunder by whatever method Company deems appropriate. In no event shall either party be liable to the other for any direct, indirect, special or consequential damages, lost profits, penalties or costs arising out of any termination for cause.

9.6 No Actual Default. If, after termination for cause under this Article, it is determined for any reason that Provider was not in default, the rights and obligations of the Parties shall be the same as if the notice of termination had been issued as a termination for convenience under this Article.

9.7 Obligations of Provider Upon Termination. Upon receipt of notice of termination, Provider shall do the following unless otherwise specified by Company:

(i)	Incur no further obligations, including without limitation placement of orders or subcontracts for material, services or facilities;
(ii)

Promptly make every reasonable effort to obtain termination or assignment to Company or Company’s designee, upon terms satisfactory to Company, of all obligations, including without limitation orders or subcontracts, to the extent such relate to the performance of such terminated performance;

(iii)	Mitigate costs associated with any such termination;
(iv)	Preserve any performance that is in progress or completed and the data relating thereto until Company or Company’s designee takes possession thereof;
(v)	Turn over Deliverables in accordance with Company’s instructions;
(vi)

Provide to Company reasonable assistance to allow performance of Provider’s obligations hereunder by Company or its designee and to facilitate the orderly transfer of such obligations. Reasonable assistance shall include without limitation: (a) obtaining any required consents from third parties and thereafter assigning to Company or its designee subcontracts; and (b) obtaining any necessary rights and making available to Company or its designee pursuant to reasonable conditions any third party services then being utilized by Provider in the performance of its obligations hereunder; and

(vii)	Develop and implement a reasonable shutdown plan to protect the jobsite, if performance occurred on Company’s premises, and preserve Company’s interests therein.

On the date of termination, Provider shall (i) turn over any remaining Deliverables in accordance with Company’s instructions; and (ii) discontinue, and cause any of Provider’s Representatives to discontinue, performance hereunder to the extent specified in the notice. No later than 30 days following the date of termination for convenience of this entire Agreement, Provider shall deliver to Company a complete invoice reflecting unpaid Compensation, if any, payable for actual performance of its obligations hereunder up to the date of termination. Failure of Provider to submit such complete invoice in accordance herewith and with the invoice requirements hereunder shall constitute a waiver by Provider of a claim for any compensation not paid by Company prior to the date of termination.

10.	COMPENSATION

10.1 Contract Price. Provider will perform its obligations hereunder for the Contract Price set forth in each Order in accordance with one of the following pricing structures as identified in such Order. A Project may have one or more pricing structures applicable to one or more phases or items.

10.2 Hourly Rate Pricing Structure. For Provider’s obligations hereunder to be compensated in accordance with an hourly rate pricing structure, Company shall pay Provider, as full and final compensation, an amount equal to the product of the number of hours worked and the applicable hourly rate set forth in the Pricing Schedule Appendix attached hereto for completion of such obligations hereunder to the sole satisfaction of Company and in accordance with this Agreement (“Hourly Rate Amount”).

10.3 Lump Sum Pricing Structure. For Provider’s obligations to be compensated in accordance with a lump sum pricing structure, Company shall pay Provider, as full and final compensation, the firm, fixed dollar amount set forth in the applicable Order for completion of such obligations to the sole satisfaction of Company and in accordance with this Agreement (“Lump Sum Amount”). Any costs incurred by Provider in excess of the Lump Sum Amount for such obligations shall be borne by Provider without demand or requirement for any additional compensation from Company.

10.4 Not-to-Exceed Amount. For Provider’s obligations hereunder to be compensated in accordance with a pricing structure subject to a not-to-exceed amount, Company shall pay Provider subject to such not-to-exceed amount (“Not-to-Exceed Amount”). The Not-to-Exceed Amount shall be firm and fixed. Provider must include in each invoice a statement of the percent of the Not-To-Exceed Amount that it has invoiced to date. Provider shall provide notice to Company when seventy percent (70%) of any Not-to-Exceed Amount has been reached, committed or spent. Any costs incurred by Provider in excess of the Not-to-Exceed Amount shall be borne by Provider without any additional compensation from Company. If the total cost amount incurred by Provider in performance of Provider’s obligations subject to a Not-to-Exceed Amount is less than such Not-to-Exceed Amount, Provider shall not be entitled to receive the difference in these amounts, or any portion thereof, and Company will not be obligated to make any additional payments to Provider for such obligations.

10.5 Unit Pricing Structure. For Provider’s obligations hereunder to be compensated in accordance with a unit pricing structure, Company shall pay Provider, as full and final compensation, an amount equal to the product of the number of units supplied and the applicable unit price set forth in the Pricing Schedule Appendix attached hereto for completion of such obligations hereunder in accordance with this Agreement to the sole satisfaction of Company (“Unit Price Amount”).

10.6 Pricing Schedule. Unless Company and Provider agree otherwise, the Pricing Schedule Appendix shall be used to calculate the cost of each of the different components of Contract Price for each Order or Change Order issued pursuant to this Agreement. All prices listed in the Pricing Schedule Appendix are all inclusive of all costs and expenses (including without limitation management, supervision, engineering, labor, services, materials, consumables, supplies, facilities, equipment, insurance, taxes (except for state sales tax), licenses, permits, profit, overhead, fees and all other items, tangible or intangible regardless of whether the Provider’s obligations hereunder met by the actions of Provider or Provider’s Representatives) and shall remain firm and fixed during the Term.

10.7 RESERVED

10.8 Reimbursable Expenses. Company may agree to pay or reimburse Provider for some or all Reimbursable Expenses incurred by Provider in connection with its performance hereunder. Such Reimbursable Expenses may be subject to the pricing structures set forth in this Article. If such Reimbursable Expenses, in whole or in part, are subject to a Not-to-Exceed Amount, Provider must notify Company in writing when 80 percent of such Not-to-Exceed Amount has been committed. In no event shall Company be obligated to reimburse Provider for any Reimbursable Expenses that are not authorized in writing by Company or are incurred in excess of the Company-approved amount. Reimbursable Expenses may only include the following:

(i)

Reasonable out-of-town travel expenses, including transportation, meals, lodging costs and expenses incurred for travel directly in connection with Provider’s performance hereunder. Travel time shall be billed at half the cost to Company. For purposes of this subparagraph, “reasonable out-of-town travel expenses” shall mean only those Reimbursable Expenses directly resulting from travel more than 80 miles (135 km) one-way from Provider’s office closest to where Provider’s obligations hereunder are to be performed. Air travel must be by means other than first, business or grand class and via the least expensive direct route; and

(ii)	Those expenses listed in the Reimbursable Expenses Appendix attached hereto, if any.

All Reimbursable Expenses shall be invoiced pursuant to the requirements for invoicing hereunder, accompanied by documentation in form and detail sufficient for Company to recognize such expenses for Company’s tax reporting purposes.

10.9 Overtime. Unless expressly agreed otherwise by Company in writing, Compensation shall not include reimbursement for overtime pay or premiums paid or owed by Provider. Provider shall not be entitled to any increase in Compensation on account of performance of Provider’s obligations provided during overtime, regardless of whether Provider has employed such overtime to maintain the Schedule, except to the extent Provider has received Company’s prior written approval for such additional overtime cost pursuant to this Agreement (in which case Provider shall be entitled to, and Company shall be obligated to pay, only for (a) overtime or other premiums specifically approved in writing by Company, (b) overtime to exempt personnel actually paid to such personnel, and (c) overtime or other premium going to non-exempt personnel of Provider. Nothing herein relieves Provider from any obligations it may have, legal or otherwise, to pay overtime to its employees, and Company assumes no obligations in that regard. Nothing in this Section should be deemed to indicate that Company is in any way an employer of any of Provider’s Representatives. Provider shall have sole discretion to direct Provider’s personnel with respect to hours worked, including overtime. If this Agreement includes a Self-Performed Services Cost Appendix, overtime pay or premiums shall be those set forth in Schedule A-2 of such Self-Performed Services Cost Appendix.

10.10 No Compensation for Provider’s Errors or Defective Performance. In no event will Provider be compensated for changes arising out of or resulting from any (i) error, omission or mistake of Provider or Provider’s Representatives; (ii) defective or non-conforming performance of Provider’s obligations hereunder; or (iii) failure of Provider or Provider’s Representatives to meet conditions warranted hereunder.

11.	TAXES

11.1 Taxes, Customs Fees and Import/Export Duties. The pricing, fees and Reimbursable Expenses stated herein are inclusive of all applicable employment-related, consumer and other similar taxes (except sales tax and use tax, unless specifically stated otherwise), levies, duties, fees, value added taxes and assessments which are legally enacted on or before the Effective Date, whether or not then in effect. Provider may be required to provide a breakout of services, goods or other materials that may be qualified as tax exempt or subject to tax reductions. Company reserves the right to modify this Agreement, as necessary, to receive the benefits of any available tax exemptions or reductions. Furthermore, Provider shall separately itemize any tax, including without limitation any value added tax paid or payable by Company. Provider shall track, accumulate and report to Company any and all such tax paid on behalf of Company. Notwithstanding the foregoing, Provider, not Company, shall be responsible for any and all taxes on any and all income Provider receives from Company under this Agreement.

12.	PAYMENT

12.1 Invoices. Provider shall, by the fifth day of each calendar month, submit to Company for payment a written invoice for performance of its obligations hereunder completed during the prior calendar month (“Invoice Month”). Provider shall submit such invoice for payment to the following address or email:

Amgen
Accounts Payable
P.O. Box 667
Newbury Park, CA 91319-0667
accountspayablemailroom@amgen.com

Company may require that Provider also submit its invoices in electronic format. Each invoice shall contain information to satisfy Company’s internal accounting requirements, including, at a minimum, the following information:

(i)	Purchase Order Number
(ii)	Agreement and Order number;
(iii)	Description of those portions of the Order completed;
(iv)	To the extent the Contract Price is calculated based on an Hourly Rate Amount, the number of hours worked during the Invoice Month and by whom;
(v)	To the extent the Contract Price is calculated based on a Unit Price Amount, the number of units supplied during the Invoice Month and the location to where such units were delivered;
(vi)	Percent of total Order completed as of the end of the Invoice Month;
(vii)	Comparison of those portions of the Order actually completed during the Invoice Month to the Schedule;
(viii)	A detailed, line-itemed list of all Reimbursable Expenses, if any, incurred during the Invoice Month, including invoices and evidence of payment for all such Reimbursable Expenses; and
(ix)	A statement asserting that all prices are inclusive of applicable taxes unless otherwise provided for in the Agreement.

Amounts listed in an invoice shall specify the amounts actually incurred in the currency in which such amounts were incurred. Company may require additional information for any amounts stated on an invoice, including without limitation evidence that all parties furnishing labor or materials to Provider in connection with the performance of Provider’s obligations hereunder have been paid. Provider shall respond to Company’s request for additional information in connection with an invoice promptly, but in no event any later than two (2) business days after delivery of Company’s request therefor; provided, however, if Provider reasonably requires additional time to respond to Company’s request for information, Provider may request Company to agree to an extension of the above deadline.

Company may request that Provider submit at times other than those specified herein an invoice for portions of the Compensation that have not yet been invoiced but represent amounts payable for actual performance of Provider’s obligations hereunder. When Company makes such a request, Provider shall deliver to Company a complete invoice reflecting such portions of the Compensation, if any, believed by Provider to be payable. Provider shall deliver such invoice by the deadline identified in Company’s request therefore and, if no deadline is specified in Company’s request, then no later than 30 days following the date of receipt of Company’s request. Failure of Provider to submit such complete invoice in accordance herewith and with the invoice requirements hereunder shall constitute a waiver by Provider of a claim for any compensation not paid by Company prior to the date of the request.

If Company disputes an amount stated in an invoice, Company will notify Provider in writing of the dispute and the basis therefor. Upon receipt of such notification, Provider shall submit a revised invoice stating only undisputed amounts. Such revised invoice shall in no way constitute consent of Provider to waive any amounts remaining under dispute. Upon resolution of disputed amounts, Provider shall submit an invoice pursuant to this Article for the amounts that the Parties mutually agree are no longer in dispute. Following receipt of an invoice stating only undisputed amounts (“Correct Invoice”), Company will pay Provider such amounts in accordance with this Article. Payment by Company does not constitute acceptance of the Provider’s performance hereunder or an admission of liability.

12.2 Timing of Payments. Company shall apply a one-half percent discount to the total amount of a Correct Invoice if Company’s payment is made within 15 days after Company’s receipt of such Correct Invoice; otherwise, payment terms shall be net 45 after Company’s receipt of such Correct Invoice. Company, at its sole option unless agreed to otherwise, may make payment to Provider in the currency in which such amounts were incurred by Provider. Company shall have no obligation to pay Provider any amounts stated on an invoice other than a Correct Invoice. A late fee will be charged to Company in an amount equal to the lesser of one-half percent per month or the maximum rate permitted by law on any delinquent amount from the date due until the date actually paid.

12.3 Security Interest. To the extent of any progress payments made by Company arising from or related to this Agreement, Provider grants to Company a security interest in all raw materials and components committed by or on behalf of Provider for use in connection with this Agreement or any Order, wherever located. Upon Company’s request, Provider shall execute a written security agreement and financing statement that grants the foregoing security interest to Company in form and content satisfactory to Company.

12.4 Withholding Payment. Company may, in whole or in part, decline to approve any request for payment hereunder, withhold or offset against any payment or, due to subsequently discovered evidence or inspection, nullify any payment previously made to such extent as may be reasonably necessary to protect Company from loss due to Provider’s failure to meet its material obligations hereunder. The conditions or occurrences for which Company may withhold or offset against any payment include without limitation the following: (i) such invoices for excessive man-hours relative to the corresponding portion of Provider’s performance hereunder; (ii) third party claims have been filed or reasonable evidence exists indicating the probable filing of such claims for which Provider would be responsible pursuant to this Agreement; (iii) Provider has failed to properly make payments to Subcontractors, if any; or (iv) if Company elects to provide insurance to Provider pursuant to the Insurance Appendix attached hereto, any fines or judgments are assessed by the administrator of such insurance because of the failure of Provider or its Subcontractors, if any, to follow the procedures set forth in the Insurance Appendix. If, through subsequently discovered evidence or subsequent observations, Company becomes aware that it could have withheld approval and payment (but did not), Company also reserves the right to deduct from later invoices or obtain a credit from Provider for such amount. The provisions of this Section shall not lessen or diminish, but shall be in addition to, the right or duty of Company to withhold payments under the provisions of Applicable Law respecting the withholding of sums due to Provider.

13.	GOVERNMENT

13.1 Applicable Laws. Each party shall notify the other of any changes or anticipated changes in Applicable Laws of which the former is aware or should be aware, the impact of such changes on performance of each party’s obligations hereunder and the intent of the Agreement, and recommendations for modifications to such performance subject to Company’s approval pursuant to a Change Order.

13.2 Equal Opportunity/Affirmative Action. For any performance required under this Agreement (i) between two business entities based in the United States of America and (ii) being performed in the United States of America and/or its territories, Provider agrees that, unless otherwise specifically exempted, this Agreement shall be performed in full compliance with all Applicable Laws, including without limitation applicable equal opportunity/affirmative action requirements; of Title VII of the Civil Rights Act of 1964; Executive Orders No. 11141 and 11246, as amended; Sections (1) and (3) of Executive Order No. 11625 relating to the promotion of Minority Business Enterprises; Americans with Disabilities Act; Age Discrimination in Employment Act; Fair Labor Standards Act; Family Medical Leave Act; the Vietnam Era Veterans’ Readjustment Assistance Act of 1974; Rehabilitation Act of 1973; and all corresponding implementing rules and regulations, all of which, including without limitation the contract clauses required and regulations promulgated thereunder, are incorporated herein by reference.

13.3 Inspections and Government Contact. To the extent that Provider is aware of meetings with or inspections by Governmental Authorities regarding Provider’s obligations hereunder or the Project, Provider shall provide Company advance and timely notice of such. Provider shall provide Company with an opportunity to comment on drafts of documents Provider is required to submit to Governmental Authorities pursuant to its obligations hereunder. Provider shall submit to Company copies of documents to be submitted to Governmental Authorities or insurance companies relating to Provider’s obligations hereunder including without limitation reports of accidents or injuries occurring on Company’s premises.

13.4 Ethics and Conflict of Interest. In its performance of its obligations hereunder, Provider shall adhere to business practices that meet and are in the spirit of Applicable Laws and ethical principles as follows without limitation:

(i)	All transactions undertaken in connection with Provider’s obligations hereunder will be accurately reflected in Provider’s records; and
(ii)

Provider shall perform its obligations hereunder and conduct itself with respect to Subcontractors and third parties so as to avoid loss or embarrassment to Company including loss or embarrassment due to any real or apparent conflict of interest.

14.	SAFETY

14.1 Safety Obligations on Site. Provider and Provider’s Representatives shall comply with the business practices, hours, working conditions, jobsite policies and any other policies, rules or regulations of Company related to Provider’s performance hereunder. Provider shall be solely responsible to inquire, inspect and acquaint itself with all jobsite conditions. In the performance of its obligations hereunder, Provider must at all times: (i) ensure the presence of competent supervisory personnel; (ii) keep the jobsite clean and safe, including without limitation keeping the jobsite free from debris and hazards; and (iii) be responsible for the safe and orderly performance of such obligations in accordance with all Applicable Laws. Upon completion of such performance, Provider shall remove all of Provider’s equipment and unused material from the jobsite, thoroughly clean up all refuse and debris, and leave the site neat, orderly and in good condition. In addition, to the extent Provider performs such obligations on Company’s premises, Provider must (i) cooperate with Company and comply with Company’s hours, working conditions and job site policies; and (ii) repair or replace to Company’s satisfaction any property which is damaged or destroyed by Provider or Provider’s Representatives.

15.	SECURITY

15.1 Security Obligations on Company’s Premises. At all times when present at Company’s premises, Provider and Provider’s Representatives shall comply with Company’s security practices, policies, and rules or regulations.

15.2 Access to Provider’s Premises. If requested by Company in connection with Provider’s performance of this Agreement, Provider shall provide safe and convenient access for Company to Provider’s premises.

15.3 Restrictions on Access. Any of Provider’s Representatives who are required to enter any of Company’s premises may be required to complete a badge request form and must adhere to all security requirements of Company’s Security Manager. Such Provider’s Representatives may also be required to sign Company’s Confidential Disclosure and Information Security Agreement and will have restricted access to Company’s facilities for business purposes only from 8:30 a.m. to 5:30 p.m. Monday through Friday, unless otherwise pre-approved by Company’s management. Upon completion of such Provider’s Representatives assignment at Company’s facilities and/or in the event of termination of this Agreement, badges must be returned immediately to Company’s Security Department.

15.4 Background Checks. No Provider’s Representative will (i) receive an access badge; (ii) drive Company-owned or leased vehicles or transport Company personnel, provided that Provider has met all other obligations to do so including without limitation proper licensure, insurance and insurability; or (iii) have access to Company information systems (including without limitation electronic mail, voicemail, networks, internet access and the Company web), without Provider first providing to Company’s Security Department the Background Check Certification Form attached hereto for such Provider’s Representative. Provider shall perform, or shall use an outside agency to perform, the background check and all legally required notifications to Provider’s Representatives set forth in the Background Check Certification Form. Failure or refusal to provide the requisite Background Check Certification Forms, or submission of a Background Check Certification Form without having performed the requisite background check, shall constitute a breach hereunder for which Company may terminate this Agreement immediately for default notwithstanding any right of Provider to cure.

15.5 Removal of Personnel. Company may, in its sole discretion, require the removal from its premises of any objectionable Provider’s Representative. If necessary for the performance hereunder, such Provider’s Representative shall be replaced promptly and at no extra expense to Company.

15.6 Information Systems Security. In the event this Agreement provides for remote access to Company’s electronic information systems (“CIS”) by Provider or Provider’s Representatives, Provider shall at all times protect CIS through procedures and tools deemed satisfactory to Company. Such procedures and tools shall include without limitation:

(i)	A mechanism to determine and immediately report to Company possible security breaches;
(ii)	Controls to ensure the return or destruction, at Company’s direction, of information transmitted through CIS;
(iii)	A process for maintaining the confidentiality, integrity and availability of information transmitted through CIS; and

(iv)

Methods for controlling access to CIS, which shall include without limitation (a) permitted access methods; (b) an authorization process for users’ access and privileges; and (c) maintenance of a list of authorized users.

Prior to Provider remotely accessing CIS, in order for Company to determine its satisfaction with the foregoing procedures and tools, Provider shall submit to Company:

(i)	A list of established connections that Provider has with the electronic information systems of third parties in order for Company to evaluate security issues associated with such connections and CIS;
(ii)	A copy of Provider’s security policies applicable to electronic information systems; and
(iii)	A copy of Provider’s most recent external penetration test or network audit of its electronic information systems.

Without limiting any rights and remedies hereunder, Company shall have the right to audit and monitor such procedures and tools to ensure compliance with this requirement. Company shall have the right to revoke or limit Provider’s access to CIS at any time, including without limitation in the event Provider is deemed by Company, in its sole discretion, to have failed to comply with the requirements of this Section. In addition to its other obligations hereunder, Provider shall return to Company immediately upon any such revocation any hardware and software provided to it by Company or on Company’s behalf for use with the CIS.

16.	REPRESENTATIONS

16.1 Representations of Provider. Provider represents and warrants to Company as follows:

(i)	The person signing this Agreement on behalf of Provider has the power and authority to execute this Agreement and to carry out the transactions contemplated herein;
(ii)	The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein have been duly authorized by the requisite action on the part of Provider;
(iii)

Prior to executing this Agreement, any Order or any Modification, Provider shall have reviewed and negotiated the various time limits or periods set forth in this Agreement and such Order or Modification. Provider’s execution of this Agreement, such Order or Modification shall constitute Provider’s representation and warranty that Provider is capable of and will perform its obligations hereunder or thereunder within such time limits and periods;

(iv)

Provider possesses a high level of expertise in the business, administration, management and supervision required to undertake its obligations contemplated hereunder and is fully and properly licensed, qualified, experienced, equipped, organized and financed to perform hereunder;

(v)

To the extent its obligations hereunder are impacted by conditions at a site owned or operated by Company, including without limitation seasonal weather and climate conditions, ongoing and/or adjacent operations, and the availability and cost of materials, labor, utilities and site access, Provider shall have familiarized itself with respect to such site conditions and shall have reflected such conditions in its pricing, fees, schedule and other obligations hereunder;

(vi)	The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein do not and shall not constitute (i) a breach, conflict with or default under any other agreement, whether written or oral, by which Provider or any of its material assets are bound; or (ii) an event that would, with notice or lapse of time, or both, constitute such a breach, conflict or default;

(vii)	Provider is financially solvent, able to pay its debts as they mature, and possesses sufficient working capital to complete its obligations hereunder; and
(viii)

Each Deliverable or material or any part thereof, and the sale, distribution or the use thereof, do not and will not infringe any patent, copyright, trade secret or other proprietary right of any third party.

16.2 Contractual Relationship. Provider is engaged in an independent business and not as an agent, employee, partner or joint employer of Company. Provider represents and warrants that it is an employer subject to, and shall comply with, all Applicable Laws, including without limitation applicable wage and hour statutes, unemployment compensation statutes and occupational safety and health statutes, and shall be responsible for withholding and payment of any and all payroll taxes and contributions, including without limitation federal, state, provincial, commonwealth and local income taxes; Federal Insurance Contributions Act, Federal Unemployment Tax Act and state unemployment contributions; and workers’ compensation and disability insurance payments. Provider shall be responsible for the acts, errors, omissions and conduct of any of Provider’s Representatives and Subcontractors. Provider acknowledges and agrees that Company shall have no responsibility or liability for treating Provider’s Representatives as employees of Company for any purpose. Neither Provider nor any of Provider’s Representatives shall be eligible for coverage or to receive any benefit under any Company provided workers’ compensation, employee plans or programs or employee compensation arrangement, including without limitation any and all medical and dental plans, bonus or incentive plans, retirement benefit plans, stock plans, disability benefit plans, life insurance and any and all other such plans or benefits.

17.	WARRANTIES

17.1 General Warranties of Provider. Provider warrants as follows:

(i)

The execution, delivery and performance of this Agreement will not constitute a material default under any material contract by which it or any of its material assets are bound; or an event that would, with notice or lapse of time, or both, constitute such a default;

(ii)	Provider shall comply with all Applicable Laws;
(iii)

All Deliverables and any other documents, goods, services, equipment or materials, or any portion thereof, prepared or provided pursuant to this Agreement, and the performance of Provider’s obligations will (a) be free from defects, errors and deficiencies; (b) be fit for the purposes and uses intended by Company as specified in the applicable Order; (c) meet the Schedule; (d) comply with all Applicable Laws; and (e) to the extent required hereunder, meet current Good Manufacturing Practices;

(iv)

Except to the extent Company has agreed to in writing, no Deliverable provided hereunder shall call for the use of any article or process subject to any patent, copyright, trademark or other third-party proprietary right for which use Company would be liable for royalty or other payments separate and apart from the Compensation;

(v)	Provider shall use an adequate number of qualified individuals who possess the requisite training, education, licensing, experience and skill to perform its obligations hereunder;
(vi)	Provider shall (a) meet the highest professional standard of diligence, care, timeliness, trust and skill exercised by experienced members of Provider’s profession with expertise in performing services similar to those to be provided hereunder; and (b) exercise such professional standard by appropriate actions or inaction during the Term;

(vii)	Provider shall use best efforts to use efficiently the resources necessary to perform its obligations hereunder consistent with Company’s interests;
(viii)

Provider shall perform its obligations hereunder in a manner that does not infringe, or constitute an infringement or misappropriation of, any patent, copyright, trademark, trade secret or other proprietary right of any third party;

(ix)	Provider shall obtain all authorizations, permits, certificates and licenses that are required for the performance of this Agreement; and
(x)	All warranties provided hereunder will inure to the benefit of Company and Company’s successors and assigns.

17.2 Software Warranties. Provider warrants that all Software, and any parts thereof, shall:

(i)	Conform to the Agreement, including without limitation the performance standards, specifications and descriptions set forth therein;
(ii)

Conform to the descriptive literature or catalogs provided to Company in connection with Software, and to any other performance capabilities, characteristics, specifications, functions and other descriptions and standards pertaining to the Software represented in any manner by Provider;

(iii)	Conform to the standards generally observed in the industry for similar software;
(iv)

Be free from Viruses. For purposes of this Article, “Viruses” shall mean (a) program code or programming instruction or set of instructions intentionally designed to disrupt, disable, harm, interfere with or otherwise adversely affect computer programs, data files or operations, or (b) other code typically designated to be a Trojan horse, worm, backdoor or other term customarily considered to be a virus;

(v)	Without the prior written consent of Company, be free of any code which would have the effect of disabling or otherwise shutting down all or any portion of the Software (“Disabling Code”); and
(vi)

With respect to any Disabling Code, Provider shall not invoke such Disabling Code at any time, including without limitation upon termination hereof without Company’s prior written consent and it is understood that this warranty will never expire.

17.3 Warranties Not Exclusive. The warranties provided hereunder are not sole or exclusive, shall not be construed to modify or limit in any way any rights or remedies which Company may otherwise have against Provider, and are in addition to any other remedies set forth in this Agreement or provided by law.

17.4 Term of Warranties. Except as specifically set forth herein or in an Order, any warranty corresponding to Provider’s performance hereunder, or a portion thereof, including without limitation performance under its warranty obligations, shall survive the expiration or earlier termination of this Agreement.

17.5 Term for Software Warranties. The foregoing warranties pertaining to Software shall continue for a period of not less than three months from date such Software is installed, tested and fully operational or for Provider’s standard warranty period, whichever is greater.

17.5 Third Party Warranties. Without limiting the other provisions of this Article, Provider shall assign to Company all warranties provided by Subcontractors or other third parties who furnish goods and/or services in connection with Provider’s performance hereunder. Provider warrants that it shall perform its obligations in such manner so as to preserve any such third party warranties. Provider shall use its best efforts to assist Company in enforcing such third party warranties. In the event that Provider’s best efforts are unsuccessful, Provider shall perform all obligations under such third party warranties at Provider’s expense.

17.6 Warranty Corrective Actions. In the event Provider fails to meet a warranted condition under this Agreement, Provider must promptly identify an action plan for (i) correcting such warranted condition; and (ii) correcting any damages arising out of or resulting from Provider’s failure to meet such warranted condition. Such action plan shall be subject to Company’s approval and be promptly implemented by Provider to Company’s satisfaction. The implementation of such action plan and all actions taken in furtherance thereof shall be governed by the terms of this Agreement. Provider shall bear all costs associated with and incidental to such implementation. If Provider refuses or is not able to promptly identify or implement an action plan satisfactory to Company, Company may take corrective actions as it sees fit, all at Provider’s expense. If Provider refuses or is not able to promptly identify or implement an action plan satisfactory to Company, Company may take corrective actions as it sees fit, all at Provider’s expense.

17A.	LIMITATION OF LIABILITY

Except for breaches of confidentiality hereunder, in no event shall any party be liable for any actual, indirect, incidental, special or consequential damages resulting from a claim, demand or cause of action, including loss of profits, revenue, data or use, incurred by any party or any third party, unless caused by fraud, negligence, or the willful misconduct of an employee, subcontractor, or representative of the party which caused the damages in an action in contract. Where personal injury, death or loss of or damage to property is the result of the joint negligence or willful misconduct of Company and/or Provider, each party’s liability shall be in proportion to its allocable share of such joint negligence or willful misconduct. Each party’s liability for damages hereunder shall in no event exceed the amount of the Software fees paid by Company to Provider under this Agreement except for Provider liability for damages resulting from the infringement of the copyright, or other intellectual property right of a third party, gross negligence or breaches of confidentiality hereunder.

18.	COVENANTS

18.1 Covenants of Provider. At all times during the Term, Provider covenants to:

(i)	meet the Standard of Care;
(ii)	comply with all Applicable Laws;
(iii)	not enter into any other agreement, whether written or oral, that would conflict with the performance of Provider’s obligations hereunder or constitute a default hereunder;
(iv)	review and negotiate all time limits or periods placed on its performance hereunder and to perform such obligations within such time limits and periods;
(v)	not subcontract performance of its obligations hereunder unless Company consents thereto in writing; and
(vi)

upon discovering a breach of any of Provider’s obligations hereunder, provide immediate written notice and explanation of such breach to Company and, to the extent possible and provided for hereunder, a plan to cure such breach.

18.2 Evidence of Compliance. Upon Company’s written request, Provider shall furnish any evidence Company reasonably requests relating to Provider’s obligations hereunder and its ability to fulfill such obligations or substantiate its representations hereunder at any time during the Term, and to the extent related to obligations that survive the Term, the period of such survival. The substance, form and timing of such evidence shall be subject to Company’s reasonable satisfaction.

19.	CONFIDENTIALITY

19.1 Confidential Information. Each party hereto (the “Disclosing Party”) may disclose to the other hereto (the “Receiving Party”), orally or in writing, or the Receiving Party may otherwise obtain, through observation or otherwise, Confidential Information. The Receiving Party must: (i) protect, and cause all its Representatives to protect, all Confidential Information from disclosure in violation of this Article; (ii) restrict the use of Confidential Information to the intended purpose of this Agreement; (iii) limit dissemination of Confidential Information to only those of its Representatives that require disclosure for performance of obligations hereunder; and (iv) clearly and completely convey the requirements of this Article to such Representatives to ensure such requirements are understood and followed. If requested by the Disclosing Party, the Receiving Party shall secure written commitments from its Representatives to comply with the confidentiality requirements of this Agreement.

19.2 Exclusions. The obligations set forth in this Article shall not apply to any portion of Confidential Information which (i) is or later becomes generally available to the public by use, publication or the like, through no act or omission of the recipient of such Confidential Information; (ii) a party hereto possessed prior to the Effective Date without being subject to an obligation to keep such Confidential Information confidential; (iii) is lawfully disclosed hereafter to a party hereto by a third party who, to the best information of such party hereto, did not acquire the information directly or indirectly from the other party hereto, or (iv) was independently developed by a party hereto without the use of information disclosure under this Agreement. In the event either party hereto becomes legally compelled to disclose any Confidential Information, it shall immediately provide the other party hereto with notice thereof prior to any disclosure, shall use its best efforts to minimize the disclosure of any Confidential Information, and shall cooperate with the other party hereto should such party seek to obtain a protective order or other appropriate remedy.

19.3 Return of Company’s Confidential Information. Each party must return to the other all Confidential Information in tangible form, including without limitation all copies, translations, interpretations, derivative works and adaptations thereof, immediately upon request by such other party.

20.	RISK ALLOCATION

20.1 Insurance. The Parties’ obligations to obtain and maintain insurance are set forth in the Insurance Appendix attached hereto. Such obligations shall be in addition to and in no way be construed to limit the indemnification obligations set forth herein.

21.	INDEMNIFICATION

21.1 General Indemnity. Subject to the terms of Section 17A above, Provider shall, to the fullest extent permitted by law, indemnify, defend and hold harmless Company and any parent, subsidiary or sibling entity of Company and their directors, officers, employees, agents, successors and assigns (“Indemnified Parties”) from and against any and all suits, actions, legal or administrative proceedings, claims, liens, demands, damages, liabilities, losses, costs, fees, penalties, fines and expenses (including without limitation first-party losses, attorneys’ fees and expenses, and costs of investigation, litigation, settlement, and judgment) (“Claims”), directly or indirectly arising out of or in connection with the acts or omissions of Provider and Provider’s Representatives or anyone for whose acts they may be responsible, including without limitation Claims arising out of or connected with (i) the actual breach of Provider’s representations, warranties or covenants contained herein; (ii) income tax withholding, employment taxes, contributions, and accounting services related to any tax inquiry; (iii) unlawful discrimination or other employment-related issues including without limitation employment benefits, Provider’s actual or alleged violation of local, state or federal prevailing wage, labor or employee protection laws, regulations or ordinances and regulations by Provider or any of Provider’s Representatives; (iv) Provider’s use of non-union labor including without limitation any interruption of Provider’s performance hereunder arising out of picketing, hand billing, boycotts, strikes, and slowdowns; or (v) injury to or death of persons (including without limitation Provider’s or Provider’s Representatives’ employees) and damage to or destruction of property, regardless of any concurrent or contributory negligence, whether active or passive, or strict liability of such Indemnified Parties, except those Claims determined by a court of competent jurisdiction to have been solely caused by the negligence or willful misconduct of such Indemnified Parties.

21.2 Proprietary Rights Indemnification. Provider shall, to the fullest extent permitted by law, indemnify, defend and hold harmless the Indemnified Parties from and against any and all Claims based upon an alleged or actual violation or infringement of any patent, copyright, trademark, service mark, trade secret or other legally protected proprietary right relating to the use, including without limitation sale, transfer or other disposition, of any Deliverables (“Infringement Claim”). If any Deliverables are the subject of an Infringement Claim, such use of any such Deliverables is enjoined in connection with an Infringement Claim, or in Company’s or Provider’s opinion any Deliverables are likely to become the subject of an Infringement Claim, then Provider, at its sole expense, must timely undertake to procure for Company the right to continue such use of such Deliverables. If such right cannot be timely procured on terms and conditions acceptable to Company in Company’s sole discretion, Provider must, at Provider’s sole expense and without limiting any of Company’s other rights or remedies hereunder, do the following: (i) modify such Deliverables to render them non-infringing, but functionally equivalent subject to Company’s acceptance of such modified Deliverables in Company’s sole discretion; (ii) substitute such Deliverables with replacements that are non-infringing, but functionally equivalent subject to Company’s acceptance of such substitute Deliverable in its sole discretion; or (iii) if Provider using Provider’s best efforts is unable to accomplish item (i) or (ii) above, refund to Company amounts actually paid by Company for such Deliverables.

21.3 Defense and Resolution of Claim. Provider, at its expense, shall assume control of the defense and resolution of each Claim using legal counsel approved by Company and keep Company fully and timely informed of the progress of such defense and resolution. With respect to each Claim, Company shall have the right to retain independent legal counsel and monitor such Claim’s defense and resolution. Provider and its legal counsel shall fully cooperate with Company and its legal counsel in providing such information as they may request. If both Provider and Company are named parties in any Claim and representation of both Provider and Company by the same legal counsel would be inappropriate due to the actual or potential differing interests between them, then Company, at Provider’s expense, shall have the right to be represented by separate counsel of Company’s choosing. If Company, in its sole discretion, determines that Provider has failed to (i) defend a Claim to Company’s satisfaction or (ii) take timely and reasonable steps to resolve a Claim, Company shall have the right, but not the obligation, to assume control of the defense and resolution of such Claim, and Provider shall be bound by the results obtained by Company with respect to the Claim. Provider shall not confess judgment or settle, compromise or resolve any Claim without the written consent of Company.

21.4 Reimbursement. Provider shall immediately reimburse Company all amounts paid by Company with respect to any Claim, including without limitation the following:

(i)	Any amount paid by Company for Deliverables the use of which, including without limitation sale, transfer or other disposition, is enjoined in connection with such Claim;
(ii)	Any costs, fees, penalties, fines and expenses, including without limitation first-party losses, attorneys’ fees and expenses, and costs of investigation, litigation, settlement, and judgments; and
(iii)

Any payment made to a claimant with respect to the Claim before resolution of the Claim or completion of legal proceedings if Company, in its sole discretion, determines that Provider has failed to defend such Claim to Company’s satisfaction or take timely and reasonable steps to resolve such Claim.

21.5 Third-Party Liens. Provider must promptly pay for its purchase of all goods and services utilized directly or indirectly in the performance of its obligations hereunder. If a lien affecting any of Company’s rights is filed by any third-party provider of goods or services purchased by Provider, Provider must remove the lien within 10 days of notice of lien or of written demand from Company, whichever is earlier. If Provider fails to remove the lien, Company may: (i) pay the amount of the lien; (ii) bond the removal of the lien; or (iii) take any other step necessary to remove the lien. Provider shall immediately reimburse Company for the cost of removal of any such lien, including without limitation all attorneys’ fees and costs, upon receipt of written demand from Company. If Provider fails to reimburse Company, Company may back charge or withhold the cost of removal, including without limitation all attorneys’ fees and costs, from any amount that Company may be required to pay to Provider for performance of its obligations hereunder.

22.	DISPUTES

22.1 Resolution of Disputes. The Parties will use their best efforts to resolve any dispute concerning any matter related to this Agreement.

22.2 Performance During Dispute. Each party shall continue to diligently perform its obligations under this Agreement pending resolution of such dispute.

23.	NOTICES

23.1 General Notice Requirements. All notices pursuant to this Agreement must be in writing, referencing this Agreement number, and delivered personally or sent by courier, certified mail (return receipt requested), or facsimile as set forth below. Either Party may specify a different address to receive notices by providing a notice in accordance with this Article. Notices sent by courier or certified mail are effective upon receipt or five days after dispatch, whichever occurs first. Notices provided by facsimile are effective upon confirmation of receipt thereof.

Notices to Company related to the terms and conditions of this Agreement must be addressed to the following:

Amgen Inc.

Strategic Sourcing Technology

Thousand Oaks, California

with a copy to:

Amgen Inc.

One Amgen Center Drive, MS-27-4-A

Thousand Oaks, CA 91320

Attention: General Counsel

Facsimile No.: 805/447-1090

Notices to Provider related to the terms and conditions of this Agreement must be addressed to the following:

STARLIMS Corporation

4000 Hollywood Blvd.

Hollywood, Fla. 33021

Notices to Company related to invoices must be addressed to the following:

Amgen

Accounts Payable

P.O. Box 667

Newbury Park, CA 91319-0667

Notices to Company related to technical issues must be addressed to the following:

Amgen Inc.

One Amgen Center Drivexxx

Thousand Oaks, California 91320

Attention: Farrokh Issacci

24.	MISCELLANEOUS

24.1 Qualified Personnel. Provider shall hire, assign and retain an adequate number of Provider’s Representatives, including without limitation supervisory and administrative staff, that are competent, qualified, honest, trustworthy, reliable and non-violent, and that do not pose a risk of serious harm to others. Provider shall furnish in connection with performance of its obligations hereunder only properly skilled, licensed and trained Provider’s Representatives. Provider shall identify a supervisor who shall have the authority to obligate Provider in any matter related to this Agreement. Company may for any reason request replacement of any of Provider’s Representatives.

24.2 Key Personnel. Provider shall for each Order identify Key Personnel. Provider may not voluntarily remove, transfer or substitute any such Key Personnel during the performance of such obligations without Company’s prior written approval.

24.3 Cooperation with Other Providers. Provider has been advised that, under separate agreements, Company may retain other providers to perform certain services in connection with the Project. Provider shall coordinate its performance hereunder and Deliverables with the services of such other providers so as to ensure successful completion of the Project, including without limitation providing cooperation and information to and attending meetings with such other providers for the successful implementation of their services in connection with the Project. To the extent expressly included in Provider’s obligations hereunder or reasonably inferable therefrom, Provider shall coordinate such other services as though such services were performed by Provider. Any performance by Company or other providers shall not, in and of itself, be grounds for a delay claim by Provider or a request by Provider for an extension of the Schedule or additional compensation.

24.4 Standards and Codes. References in this Agreement to standards or codes in accordance with which Provider is to perform its obligations hereunder are to the edition or revision of the standards or codes current on the effective date of the Order and shall apply unless otherwise expressly stated. In case of conflict between any referenced standards or codes and the Agreement, the most stringent requirement shall govern unless Company indicates otherwise.

24.5 Modifications. No Modifications to this Agreement shall be binding unless in writing and signed by the Parties, with the exception of changes made pursuant to the Change Orders provision of this Agreement which are binding pursuant to the terms thereunder.

24.6 No Exclusivity. Nothing contained herein shall (i) obligate Company to any exclusive relationship with Provider; (ii) restrict or preclude Company from contracting with any competitor of Provider; or (iii)

obligate Company to purchase any minimum amount of tangible or intangible goods or services from Provider.

24.7 Assignment. Company has specifically contracted with Provider because of its unique experience, expertise and qualifications; and, therefore, Provider may not assign or delegate Provider’s obligations under this Agreement, either in whole or in part, without the prior written consent of Company. Any attempt by Provider to assign or delegate this Agreement, in whole or in part, without Company’s prior written consent, shall be deemed a default hereunder and such assignment or delegation shall be voidable at the option of Company. Company may assign this Agreement at any time without the prior consent of Provider. Any assignment of Provider’s obligations hereunder by operation of law, order of any court, or pursuant to any plan of merger, consolidation or liquidation, shall be deemed an assignment for which prior written consent of Company is required and any such assignment made without any such consent shall be voidable at the option of Company. This Agreement shall be binding on the Parties and their respective successors and permitted assigns.

24.8 Governing Law. This Agreement shall be governed by the laws of the State of Delaware, excluding conflict of law rules.

24.9 Venue, Jurisdiction. With respect to any dispute arising out of, under, or in connection with this Agreement or the transactions contemplated hereby, the Parties hereby irrevocably and unconditionally submit to the exclusive jurisdiction and venue (and waive any claim of forum non conveniens) of any state or federal court of competent jurisdiction sitting in the State of Delaware.

24.10 Publicity. Except for the purposes of performance hereunder, Provider shall not use or allow Provider’s Representatives to use, Company’s name, the names of Company’s subsidiaries or parent (if any), or any derivatives thereof without Company’s prior written consent, which may be withheld at Company’s sole discretion. This prohibition of use shall include without limitation use in any publicity or advertising, including without limitation media releases, public announcements, or public disclosures. Provider shall immediately provide notice to Company in the event it becomes aware of any violation of this prohibition and, at Provider’s sole expense, take such steps necessary to cease and cure such violation to Company’s satisfaction.

24.11 Waiver. No action or inaction by either Party shall be construed as a waiver of Company’s rights under this Agreement or as provided by law. None of the terms of this Agreement may be waived except by an express agreement in writing signed by Company. The failure or delay of Company in enforcing any of its rights under this Agreement shall not be deemed a continuing waiver of such right. The waiver of one breach hereunder shall not constitute the waiver of any other or subsequent breach.

24.12 Severability. In the event any provision of this Agreement conflicts with the law under which this Agreement is to be construed or if any such provision is held illegal, invalid or unenforceable, in whole or in part, by a competent authority, such provision shall be deemed to be restated to reflect as nearly as possible the original intentions of the parties in accordance with Applicable Law. The legality, validity and enforceability of the remaining provisions shall not be affected thereby and shall remain in full force and effect.

24.13 Survival. Provider’s obligations under any provisions set forth in this Agreement related to ownership of Deliverables, confidentiality, publicity, governing law and indemnification or which contemplate performance or observance subsequent to termination or expiration of this Agreement shall survive such expiration or termination.

24.14 Entire Agreement. This Agreement shall constitute the entire agreement between the Parties and set forth the entire terms and conditions under which this Agreement will be performed. There are no other agreements, oral or written, with respect to the subject matter of this Agreement, and all oral and written correspondence relating to the subject matter hereof are superseded by this Agreement.

24.15 Gratuities. Provider, its employees, agents or representatives represent and warrant that they have not and will not offer or give to an officer, official or employee of Company gifts, entertainment, payments, loans or other gratuities in order to or that may influence the award of a contract or obtain favorable treatment under a contract.

24.16 Third-Party Beneficiaries. Except as expressly provided for in this Agreement, (i) this Agreement is entered into solely between, and may be enforced only by, Company and Provider; and (ii) this Agreement shall not be deemed to create any rights in third parties, including without limitation Subcontractors, or to create any obligations of a Party to any such third parties.

24.17 Remedies Cumulative. Unless otherwise expressly provided hereunder, no remedy or election hereunder shall be deemed exclusive but shall, whenever possible, be cumulative, in addition to, and not in lieu of any other remedies available at law or in equity.

24.18 Headings. Article and Section headings are for reference purposes only and shall not be considered in the construing of this Agreement.

24.19 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which together shall constitute one and the same document, binding on all Parties notwithstanding that each of the Parties may have signed different counterparts.

24.20 Construction. The Parties acknowledge that each Party is of equal bargaining strength, has actively participated in the preparation and negotiation of this Agreement. Each Party is entering into this Agreement on its own free will and is not acting under duress or coercion of any kind or nature whatsoever. Each Party has had the right and opportunity to consult with legal counsel of its choice in connection with this Agreement; and each Party has either done so, or has voluntarily declined to do so free from duress or coercion. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of this Agreement, any portion hereof, or any Modifications hereto.

24.21 Precedence. In the event of a conflict between the terms and conditions set forth in this Agreement and the terms and conditions set forth in any document, order or invoice issued by Provider or Provider’s Representatives in connection with this Agreement, the terms and conditions set forth in this Agreement will control. Provider must notify Company immediately of any such conflicts. No subcontract shall alter the intent of this Agreement. Where conflicts occur between the subcontractor agreements and this Agreement and such conflicts regard the quantity or quality of goods or services, unless otherwise specified by Company in writing, the greatest quantify and highest quality shall govern at no additional cost to Company. With respect to any other conflicts between any subcontractor agreement and this Agreement, the terms and conditions of this Agreement shall govern.

24.22 Interpretation. The words “as shown”, “as indicated”, “as detailed” and words of like import, unless clearly indicated otherwise, reflect the intent that all obligations herein shall be performed in accordance with this Agreement. The words “hereby”, “herein”, “hereunder” and words of like import, unless clearly indicated otherwise, shall refer to the contents of this Agreement. The words “days” shall mean calendar days unless otherwise specified. Where the context of the Agreement so requires, the use of the neutral gender shall include the masculine and feminine genders, the masculine gender shall include the feminine and neutral genders, and the singular number shall include the plural, and vice versa. Multiple events, any one of which may not be deemed “substantial”, “significant” or “material” by itself, shall be deemed “substantial”, “significant” or “material” under this Agreement if such multiple events, when considered collectively, would constitute a substantial, significant or material event. Unless otherwise stated in the Agreement, words that have well-known technical or industry meanings are used in the Agreement in accordance with such recognized meanings. A requirement in the Agreement that a submittal, including without limitation a Deliverable, is subject to Company’s approval, acceptance, review or comment or words of like import, means that Provider must, prior to implementing any action called for by the submittal, transmit to Company and obtain resolution of any differences in understanding or interpretation, obtain any clarifications and receive the authorization to proceed with the action.

Whenever the Agreement requires Provider to perform at Provider’s expense without cost to Company or at Provider’s cost, or words of like import, it is clearly the intent that Provider shall not be entitled to any compensation other than the Compensation expressly provided for in the Agreement.

24.23 Offset. Each party hereto, without waiver or limitation of any other rights or remedies, shall be entitled to deduct any and all amounts owed to it by the other party from any amounts due or owing by the former to the latter in connection with this Agreement, or any other agreement between the parties hereto.

IN WITNESS THEREOF, the authorized representatives of the Parties have executed this Agreement.

STARLIMS CORPORATION	AMGEN INC. AND ITS SUBSIDIARIES
By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

INSURANCE APPENDIX

The coverage types and limits required pursuant to this Agreement shall in no way limit the liability of Provider.

A. Minimum Insurance Coverages.

Provider shall maintain at its sole cost and expense, and keep in force during the Term, the following insurance coverages:

Workers’ Compensation Insurance. Workers’ Compensation Insurance with statutory limits covering all employees or other similar insurance in accordance with the laws of the country, state, province or territory exercising jurisdiction over the employee.

Employer’s Liability (Stop Gap Liability) Insurance. Employer’s Liability (Stop Gap Liability) Insurance with a minimum limit of $1,000,000 per occurrence. Carriers furnishing Workers’ Compensation and Employer’s Liability insurance shall be required to waive all rights of subrogation against Company and its officers, directors, stockholders, employees, subsidiaries, and agents.

Commercial General Liability Insurance. Commercial General Liability Insurance covering premises and operations and including but not limited to, owners and contractors protective, product and completed operations, personal and advertising injury and contractual liability coverage with a minimum per occurrence limit of $1,000,000 covering bodily injury and property damage; General Aggregate limit of $2,000,000; Products and Completed Operations Aggregate limit of $2,000,000 and Personal & Advertising Injury limit of $1,000,000, written on an occurrence form.

Automobile Liability Insurance. Automobile Liability Insurance covering use of all owned, non-owned, and hired automobiles with a minimum combined single limit of $1,000,000 per occurrence for bodily injury and property damage liability.

Umbrella Excess Liability Insurance. Umbrella Excess Liability Insurance on an occurrence basis with limits of not less than $10,000,000 per occurrence and a $10,000,000 annual aggregate in excess of the underlying limits and terms as set forth above for general liability, auto liability and employers liability.

B. Additional Insurance Coverages if Provider Accesses Company Property.

In addition to the insurance coverages specified elsewhere in this Insurance Appendix, if Provider has access to Company property, facilities, confidential information or information systems, Provider shall maintain at its sole cost and expense, and keep in force during the Term, the following insurance coverages:

Employee Dishonesty Coverage. Employee Dishonesty Coverage for loss or damage arising out of or in connection with any fraudulent, dishonest or unauthorized acts, including without limitation forgery or alteration of documents or computer records, committed by the employees of Provider, whether acting alone or in collusion with others, including without limitation the property, funds, or negotiable instruments of others in a minimum amount of $1,000,000. The policy shall be endorsed with a joint loss payee endorsement naming Company and granting Company the right to direct adjustment with the insurer in the event of a loss. A client property endorsement shall be added to the policy stating that the insurance company is responsible for losses involving the property, funds and negotiable instruments of Company or others for whom Company has assumed responsibility.

C. Additional Insurance Coverages if Provider Supplies Professional Services.

In addition to the insurance coverages specified elsewhere in this Insurance Appendix, if Provider is a design professional, engineer, or supplies professional services to Company, Provider shall maintain at its sole cost and expense, and keep in force during the Term, the following insurance coverages:

Professional Liability Insurance. Professional Liability Insurance covering liability imposed by law or contract arising out of an error, omission or negligent act in the performance, or lack thereof, of professional services and any physical property damage, bodily injury or death resulting there from, with a limit of not less than $3,000,000 per claim and in the aggregate. The insurance shall include a vicarious liability endorsement to indemnify, defend, and hold harmless Company for claims arising out of covered professional services and shall have an extended reporting period of not less than five years. This policy shall include a waiver of subrogation in favor of Company. Provider may request that Company consider Provider self-insuring with respect to professional liability. Provider shall include in such request a demonstration by audited financials that it has the fiscal ability to pay a potential claim or loss valued at the greater of $3,000,000 or, if the Project is a construction project, 15 percent of the Direct Construction Costs for the Projects contracted with Provider under this Agreement. Provider shall maintain the professional liability insurance specified hereunder unless Company approves otherwise in writing.

D. Requirements of All Policies.

All policies of insurance required by this Insurance Appendix shall provide for the following:

(i) Name Company and its officers, directors, employees, subsidiaries, parent company, if any, and agents as additional insureds except with respect to Workers’ Compensation and Professional Liability coverage.

(ii) Be primary and non-contributory with respect to all obligations assumed by Provider pursuant to this Agreement or any other services provided. Any insurance carried by Company shall not contribute to, or be excess of insurance maintained by Provider, nor in any way provide benefit to Provider, its affiliates, officers, directors, employees, subsidiaries, parent company, if any, or agents.

(iii) Have reasonable and customary deductible amounts, provided that in no event shall such deductible amounts exceed $100,000 per occurrence. Any deductibles that exceed $100,000 must be pre-approved in writing by Company.

(iv) Be maintained until the expiration of any applicable statutes of limitation, but in any event for a period of not less than five years or have an extended reporting period of not less than five years following completion by Provider of all of its obligations under this Agreement.

(v) Be issued by insurance carriers licensed to do business under the laws of the country, state, commonwealth, province or territory in which Provider’s obligations are provided, and with a rating of not less than A- VII, as rated in the most currently available “Best’s Insurance Guide.”

(vi) Include a severability of interest clause and cross-liability coverage where Company is an additional insured.

(vii) Provide a waiver of subrogation in favor of Company and its officers, directors, employees, subsidiaries, parent company, if any, and agents.

(viii) Provide defense in addition to limits of liability.

E. Certificates of Insurance.

Upon execution of this Agreement and each extension of the Term thereafter, Provider shall cause its insurers to issue certificates of insurance evidencing that the coverages and policy endorsements required under this Agreement are maintained in force and that not less than 30 days written notice shall be given to Company prior to any material modification, cancellation, or non-renewal of the policies. Certificates shall expressly confirm at least the following: (i) Company’s additional insured status on the general liability, auto liability and umbrella excess liability policies; (ii) the waiver of subrogation applicable to the workers’ compensation and professional liability policies; and (iii) the loss payee status on the Employee Dishonesty coverage, if required hereunder. The certificate of insurance shall be delivered to Company’s address as set forth in the Notices provision of this Agreement.

F. Failure to Procure/Maintain.

If Provider fails to procure and maintain the insurance coverage types or limits, or any portion thereof, as specified herein, Company, in its sole discretion, may terminate any contract, including without limitation this Agreement, between Company and Provider. Alternatively, Company shall have the right, but not the obligation, to procure and maintain the required insurance for and in the name of the Provider and Provider shall pay the cost thereof or such cost shall be deducted from monies due to Provider by Company. Provider shall furnish to Company all information necessary to acquire and maintain such insurance.

G. Compliance.

Provider shall not violate or knowingly permit any violation of any conditions or terms of the policies of insurance described herein.

H. Subcontractor/Subconsultant Insurance Requirements.

Unless otherwise agreed by the Parties, Provider shall cause all of its Subcontractors to maintain the insurance coverages specified in this Insurance Appendix and name Provider as an additional insured on all such coverages. Evidence thereof shall be furnished as Company may reasonably request.

I. Restore Coverage.

If any of the insurance required to be maintained by Provider pursuant to this Insurance Appendix contains aggregate limits which apply to operations of Provider other than those operations which are the subject of this Agreement, and such limits are diminished by more than $1,000,000 after any one or more incidents, occurrences, claims, settlements, or judgments against such insurance, Provider shall take immediate steps to restore such aggregate limits or shall maintain other insurance protection for such aggregate limits.

SOFTWARE DESCRIPTION APPENDIX

REIMBURSABLE EXPENSES APPENDIX

The following shall be Reimbursable Expenses under the Agreement:

[INSERT DESCRIPTION OF REIMBURSEABLE EXPENSES]

EXAMPLE ORDER APPENDIX

THIS ORDER (“Order”) effective as of                                         (“Order Effective Date”), by and between                                     (“Company”) and                                 (“Provider”) hereby authorizes Provider to proceed with performance of the Services for the Project all in accordance with the terms and conditions of this Order and the Agreement entered into by and between Company and Provider and identified by Agreement Number                          . Terms used but not otherwise defined herein shall have the meanings ascribed to such terms under the Agreement.

1.0	DESCRIPTION OF PROJECT

The Project is generally described as the following: [Insert description of the Project].

2.0	SCOPE OF SERVICES

The Services shall include those listed in Schedule 1 attached hereto and the following: [Insert description of the Services].

3.0	CONTRACT PRICE

The Contract Price shall be as set forth in this Section. The Contract Price shall be disbursed pursuant to the terms of the Agreement including the Contract Price Disbursement Schedule attached hereto as Schedule 3.

Interim Funding: [Delete if not applicable]

Notwithstanding anything to the contrary contained in the Agreement, Company is only committing to a maximum obligation of $                               (“Interim Commitment”) toward the Compensation of performance of Provider’s obligations under this Order; and, accordingly, Company shall not be obligated to pay any amount in excess of this Interim Commitment, unless such amount is increased through a Modification.

Hourly Rate Pricing Structure: [Delete if not applicable]

The Contract Price shall be subject to the hourly rate pricing structure set forth in the Agreement, and the hourly rate shall be broken down as follows:

Discipline/Description	Hourly Rate (Dollars/Hour)	Estimated Hours	Amount (Dollars)

Total

Lump Sum Pricing Structure: [Delete if not applicable]

The Contract Price shall be subject to the lump sum pricing structure set forth in the Agreement, and the Lump Sum Amount shall be a total amount equal to $ ________________ broken down, for reference purposes only, as follows:

Discipline/Description	Hourly Rate (Dollars/Hour)	Estimated Hours	Amount (Dollars)

Total

Not-To-Exceed Pricing Structure: [Delete if not applicable]

The Contract Price shall be subject to the not-to-exceed pricing structure set forth in the Agreement, and the Not-to-Exceed Amount shall be an amount equal to $                             broken down as follows:

Discipline/Description	Hourly Rate (Dollars/Hour)	Estimated Hours	Amount (Dollars)

Total

Unit Price Structure: [Delete if not applicable]

The Contract Price shall be subject to the unit pricing structure set forth in the Agreement, and the Unit Price Amount shall be broken down as follows:

Description	Unit Price (Dollars/Unit)	Estimated Units	Amount (Dollars)

Total

4.0	REIMBURSABLE EXPENSES

Subject to the limitations set forth in the Agreement regarding Reimbursable Expenses, Company shall pay or reimburse Provider for Reimbursable Expenses reasonably incurred in connection with the Project as set forth in this Section. The Reimbursable Expenses shall be disbursed pursuant to the terms of the Agreement including the Reimbursement Expenses Disbursement Schedule attached hereto as Schedule 4.

Lump Sum Pricing Structure: [Delete if not applicable]

Reimbursable Expenses shall be subject to the lump sum pricing structure set forth in the Agreement, and the Lump Sum Amount for Reimbursable Expenses shall be an amount equal to $                              broken down, for reference purposes only, as follows:

Description of Reimbursable Expenses	Amount (Dollars)

Total

Not-To-Exceed Pricing Structure: [Delete if not applicable]

Reimbursable Expenses shall be subject to the not-to-exceed pricing structure set forth in the Agreement, and the Not-to-Exceed Amount shall be an amount equal to $                       broken down, for reference purposes only, as follows:

Description	Amount (Dollars)

Total
5.0	SCHEDULE

Unless otherwise specified in writing by Company, performance of the Services shall commence upon the Order Effective Date. Provider shall diligently perform the Services and complete such Services in accordance with the following Schedule:

Phase/Activity	Completion Date

Phase/Activity	Completion Date

6.0	DELIVERABLES

Provider shall furnish to Company the Deliverables set forth in the Agreement including without limitation those listed in Schedule 2.

7.0	INVOICES

In addition to Provider’s obligations specified in the Agreement, Provider shall submit copies of its invoices to Company at the following address:

[Insert Name]

[Insert Address]

[Insert Address]

Attention: __________________

8.0	KEY PERSONNEL

Provider’s Key Personnel instrumental in providing the Services for the Project are as follows:

Title	Name

9.0	COMMUNICATIONS

In addition to other notification requirements set forth in the Agreement, all communications pursuant to or in connection with this Order must be in writing, referencing the Agreement number, this Order number, and delivered personally or sent by courier, certified mail (return receipt requested), or facsimile as set forth below. The effectiveness of such communications shall be governed by the requirements for notices set forth in the Agreement.

If to Company:

[Company]

[Insert Address]

[Insert Address]

Attention:

Facsimile No.:

If to Provider:

[Provider]

[Insert Address]

[Insert Address]

Attention: _________________

Facsimile No.: _______________

IN WITNESS THEREOF, the authorized representatives of the Parties have executed this Order.

[INSERT NAME OF PROVIDER]	[INSERT NAME OF COMPANY]
By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

ORDER

SCHEDULE 1

SCOPE OF SERVICES

1.	GENERAL DESCRIPTION
1.1	General Description. The Services shall include without limitation the following:
1.2	Phases. The Services shall be divided into the following phases:
•
•
•

ORDER

SCHEDULE 2

DELIVERABLES

ORDER

SCHEDULE 3

CONTRACT PRICE DISBURSEMENT SCHEDULE

ORDER

SCHEDULE 4

REIMBURSABLE EXPENSES DISBURSEMENT SCHEDULE

2

PRICING SCHEDULE APPENDIX

1.0	COST MULTIPLIERS

	Multiplier for Hourly Rate Pricing Structure		Multiplier for Not-to-Exceed Pricing Structure
Invoiced Amount	Direct Employees	Contract Employees	Direct Employees	Contract Employees
First $__________ invoiced in a year
From $_________ to $_________ invoiced in a year
Greater than $_________ invoiced in a year

Multipliers are determined based on the total dollar amount of all undisputed amounts for Services performed in the calendar year.

2.0	HOURLY RATES

Title	Hourly Rate Range (Dollars/Hour)

3

3.0	UNIT PRICES

UNIT DESCRIPTION	PRICE PER UNIT

4

SOURCE CODE ESCROW APPENDIX

No later than thirty (30) days after the Effective Date, Provider agrees to deposit with Lerner & Greenberg, P.A. (the “Escrow Agent”) located at 2445 Hollywood Boulevard, P.O. Box 2480, Hollywood, Florida 33020 a copy of the fully commented source code for all Software licensed hereunder, together with a copy of all flow charts, software specifications, programmer’s documentation and other documentation explaining the design, logic and/or flow of the Software (collectively, the “Source Code Materials”). Provider further agrees to deposit into such escrow, within five (5) business days of supplying to Company an Enhancement to the Software hereunder, an updated version of such Source Code Materials that incorporates such Enhancement. Company will be entitled to have the Source Code Materials delivered to Company from the escrow upon Company’s giving notice to the escrow agent in the event that any of the following occurs:

(i)	Provider’s failure to carry out its maintenance, warranty, or support obligations with respect to the Software and Enhancements in accordance with this Agreement;
(ii)	Provider’s cessation of conducting business in the ordinary course; or
(iii)

Existence of any one or more of the following circumstances: (a) institution by Provider or against Provider under any state or federal insolvency, bankruptcy, or similar law for the purpose of Provider’s reorganization, bankruptcy, or liquidation; (b) entry of an order for relief under Title 11 of the United States Code; (c) the making by Provider of a general assignment for the benefit of creditors; or (d) the appointment of a general receiver or trustee in bankruptcy of Provider’s business or property.

Provider hereby grants to Company a non-exclusive license to use, copy, and modify the Source Code Materials solely as necessary to maintain, enhance and support Company’s use of the Software and Enhancements for the permitted uses set forth in the Agreement, and to produce, through compilation or assembly, copies of the Software in object code form for use for such permitted uses, and to hire third parties to do any of the foregoing solely on Company’s behalf. Company agrees to maintain the Source Code Materials in confidence and not to disclose the same to any person or entity not directly involved in use of such materials for the permitted uses described in this paragraph, and Company agrees to exercise the same degree of care to avoid disclosure and unauthorized dissemination of the same as Company employs with respect to its own proprietary information.

The Parties agree that this Appendix is an “agreement supplementary” to the Agreement within the meaning of 11 U.S.C. § 365(n)(1)(B), and that in the event a trustee in bankruptcy were to reject the Agreement, Company may elect to retain its rights under the Agreement and under this Appendix to receive and use the Source Code within the license granted above and in accordance with 11 U.S.C. § 365(n).

5

BACKGROUND CHECK CERTIFICATION FORM

I, _____________________________________________ [PRINT YOUR NAME], on behalf of Provider, in connection with ________________________________________ [PRINT NAME OF PERSONNEL] (“Personnel”) to an assignment for Company, hereby certify that an investigation of Personnel’s background was performed within the last six months and that no information was discovered that would establish that Personnel is anything other than qualified, honest, trustworthy, reliable and non-violent. This investigation was successfully completed on _____________________, ____________, and included:

•	Examination of documents and record keeping required by the Immigration Reform and Control Act of 1986, as amended from time to time, as well as the regulations promulgated thereunder;
•	Verification of employment history for the past five (5) years;
•	Verification of educational records for the highest degree received;
•	Check of Municipal and Superior Court records in all counties of residence for the last seven (7) years;
•	Review of Department of Motor Vehicle records (where assignment requires driving);
•	Examination of the FDA Debarment List, the FDA Restricted List, and the HHS-OIG Exclusion List;
•	Credit check (where assignment involves financial or monetary functions); and
•

All legally required notification(s) to Personnel of his/her rights under local, state and federal law, including, but not limited to the Fair Credit Reporting Act, as amended from time to time, as well as the regulations promulgated thereunder, in connection with the background investigation, and written authorization from Personnel consenting to the performance and use of the background check.

Provider has also performed within the last six months any and all other checks or investigations which it believes necessary to provide that Personnel is honest, trustworthy, reliable, non-violent and does not pose a risk to the health or safety of any and all Company staff members, children, other Provider personnel, visitors or invitees to Company premises, and/or Company property. Provider agrees that if requested by Company, it will provide documentation of all the notifications, examinations, verifications and checks described above.

Failure to complete the Background Check as described herein may, at the sole discretion of Company, result in the removal of Personnel from the site. Any costs, delays or other expenses that accrue as a result of Contactor’s failure to comply with the requirements contained herein, shall be the sole responsibility of Provider.

6

Provider warrants that the person signing this form is an authorized representative of Provider.

Provider:
(Company Name – Please Print)
By:
(Signature)
Title:
(Please Print)
Date:

Send completed form to:	Amgen Inc.
One Amgen Center Drive
Thousand Oaks, CA 91320,
ATTN: Security Director, Mallstop 10-1-A

If Provider is a sole proprietor, please contact Company Security at 447-1780 for details on completing the certification form.

7

Contract # SSLA-2005-40311

IN WITNESS THEREOF, the authorized representatives of the Parties have executed this Agreement.

STARLIMS CORPORATION		AMGEN INC. AND ITS SUBSIDIARIES
By:	/s/	By:	/s/
Name:		Name:
Title:	C.O.O.	Title:	Associates Director
Date:	12/14/05	Date:	December 9, 2005